Exhibit 10.35

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MASTER COLLABORATION AGREEMENT

This Master Collaboration Agreement (this “Agreement”) is effective as of January 4, 2021 (the “Effective Date”) and is made by and between Illumina, Inc., a Delaware corporation (“Illumina”) and Kura Oncology, Inc., a Delaware corporation (“Partner”).  Illumina and Partner may be referred to each individually as a “Party” and collectively as the “Parties.”

WHEREAS, Illumina develops, manufactures and sells (among other things) in vitro diagnostic products;

WHEREAS, Partner develops, manufactures and sells (among other things) pharmaceutical products; and

WHEREAS, the Parties desire to collaborate on one or more Projects (as defined below) concerning Illumina’s development of in vitro diagnostic products related to one or more Partner Products (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.DEFINITIONS

The following capitalized terms will have the following meanings:

1.1“Advisors” means, with respect to a Party, its and its Affiliates’ attorneys, accountants, financial advisors, and other similar advisors.

1.2“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person for so long as such other Person controls, is controlled by, or is under common Control with such first Person.  For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management of a Person, whether through ownership interests, by contract, or otherwise.  Without limiting the generality of the foregoing, a Person will be deemed to control any other Person in which it owns, directly or indirectly, 50% or more of the outstanding shares, stock, securities or other ownership interests of such Person.

1.3“Assay” means a nucleic acid sequencing based assay utilizing an Illumina Platform Technology for detecting or analyzing one or more Biomarker(s) when used in conjunction with the Instrument and Software. An Assay may be a Background Assay developed by or for Illumina or its Affiliates outside of

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this Agreement, or an IUO Assay or IVD Assay developed by or for Illumina or its Affiliates pursuant to this Agreement.

1.4“Assay Performance Data” means all data, information, and reports, and results of analysis of any of the foregoing, generated from the activities under this Agreement that supports the performance of any Assay (including its ability to detect and measure one or more Biomarkers) used with the Partner Product, and with the Illumina Technology Platform (including the Instrument or Software), including limit of detection, limit of blank, and cross reactivity as well as the accuracy, reliability, reproducibility, analytical sensitivity and analytical specificity in detecting any genetic variations or alterations.  Assay Performance Data constitutes Illumina Confidential Information and is solely owned by Illumina.

1.5“Background Assay” means an Assay developed by or for Illumina or its Affiliate outside of this Agreement (whether before or during the Term).

1.6“Background IP” means, on an individual Project basis, IP Rights that (a) are Controlled by a Party or its Affiliates as of the effective date of the respective Project Schedule, or (b) are conceived, discovered, reduced to practice or writing, generated or developed by such Party or its Affiliates, or otherwise come into the Control of a Party or its Affiliates, during the Term independently of the respective Project and otherwise outside the scope of this Agreement.

1.7“Biomarker” means a defined genetic characteristic that is measured as an indicator of normal biological processes, pathogenic processes, or responses to an exposure or intervention, including therapeutic interventions, and may include one or more specific genes or genetic sequences, determinations of genomic aberrations, alterations or variations at the DNA or RNA level or expression at the RNA level.

1.8“Biomarker Data” means data (or the results of analysis thereof) concerning Biomarkers that is derived from Samples in the performance of a Project using an IUO Assay, including the aggregated prevalence of such data in a particular intended use.  Biomarker Data does not include any Assay Performance Data or data pertaining to the Illumina Platform Technology or Clinical Outcomes Data or other data pertaining to the Partner Product.

1.9“Biomarker IP” means any and all Patents that claim Biomarkers or methods of testing or otherwise using Biomarkers.

1.10“BLA” or “Biologics License Application” is a request for permission to introduce, or deliver for introduction, a biologic product into interstate commerce pursuant to Title 21 of the United States Code of Federal Regulations, parts 600 – 680, as may be amended from time-to-time.

1.11“Change in Control” means the occurrence of any of the following:

(a)the sale, transfer, assignment, or other disposition of securities of Partner (or any Affiliate of Partner that controls Partner) representing a majority of the voting power of Partner’s outstanding

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voting securities (or a majority of the voting power of the outstanding voting securities of any Affiliate of Partner that controls Partner) in any one transaction or a series of related transactions;

(b)any transaction or series of related transactions in which the holders of the outstanding securities of Partner (or any Affiliate of Partner that controls Partner) immediately before such transaction(s), do not, immediately after such transaction(s), retain control of Partner (or any Affiliate of Partner that controls Partner);

(c)any direct or indirect acquisition of Partner or any Affiliate of Partner that controls Partner by means of merger, consolidation, exchange or contribution of equity, or other form of reorganization in one transaction or a series of related transactions with or into another entity;

(d)the liquidation or dissolution of Partner or any Affiliate of Partner that controls Partner; or

(e)any direct or indirect sale, transfer, or other disposition of all or substantially all of the assets of Partner to which this Agreement relates.

1.12“Claims” is defined in Section 13.1

1.13“Clinical Outcomes Data” means data (or the results of analysis thereof) from Clinical Trials of the Partner Product to the extent related to the safety and efficacy of such Partner Product.

1.14“Clinical Trial” means a clinical trial involving the IUO Assay or the Partner Product that is undertaken pursuant to a Project Schedule, including an investigation involving human subjects of a Partner Product undertaken or sponsored by Partner as part of the development of such pharmaceutical product to obtain information relating to patient outcome or selection for therapy with such pharmaceutical product, which includes the use of an IUO Assay.

1.15“Commercialization” (and its corollaries) means those activities directed to the selling, marketing, and promotion of a product, including pre-marketing, marketing, manufacturing, promoting, transporting, distributing, offering for sale, selling, and supporting of such product.

1.16“Commercialization Plan” is defined in Section 5.5.

1.17“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party in performing its obligations specified in this Agreement, no less than the reasonable, diligent, good faith efforts to accomplish such obligations as such Party would normally use to accomplish similar obligations under similar circumstances, taking into account issues of safety and efficacy, product profile (including lifecycle and profitability), the competitiveness of the marketplace, proprietary position, applicable Law and the regulatory structure involved, and other relevant scientific, technical, regulatory, and commercial factors.  Commercially Reasonable Efforts will be determined on a case-by-case basis and the level of such effort may vary based on the applicable circumstances.  Commercially Reasonable

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Efforts requires, with respect to a Party’s obligations under this Agreement, promptly and consistently making and implementing decisions and allocating resources in a manner that is reasonably designed to advance progress and carry out such obligations and achieve the objectives set forth in the applicable Project Schedule.  “Commercially Reasonable” has an equivalent meaning.

1.18“Committee” means the JSC, JDC, JCC, JPC or any other committee or subcommittee established by the JSC; “Committees” means two or more of the foregoing.

1.19“Confidential Information” means all information and Know-How and any tangible embodiments thereof provided by or on behalf of the Disclosing Party to the Receiving Party in the course of performing under this Agreement, whether disclosed in writing, verbally, or otherwise, that is identified or marked as “Confidential” (or with similar language) or should reasonably ascertained to be confidential, either because of the circumstances of disclosure or the nature of the information itself.  Confidential Information may include data, knowledge, practices, processes, ideas, research plans, formulations, manufacturing techniques, marketing and business plans, financial information, personnel information, and other information relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, or business; provided however that Confidential Information specifically excludes any information that:

(a)at the time of disclosure is generally available to the public;

(b)after disclosure becomes generally available to the public by publication or otherwise through no fault of the Receiving Party or its Representatives or Advisors;

(c)the Receiving Party can demonstrate was in its possession or in the possession of its Representatives before disclosure by the Disclosing Party and which was not acquired, directly or indirectly, from the Disclosing Party or its Representatives, and which is held by the Receiving Party free of any obligation of confidence to any Third Party;

(d)the Receiving Party can demonstrate was received by it after the time of disclosure by the Disclosing Party from a Third Party who had a lawful right to disclose it to the Receiving Party and who did not require the Receiving Party to hold it in confidence; or

(e)the Receiving Party can demonstrate was independently generated by or for the Receiving Party or its Representatives without any use of or reference to the Disclosing Party’s Confidential Information or violation of this Agreement, as evidenced by contemporaneous written records.

1.20“Contract Laboratory” is defined in Section 4.3.

1.21“Control” or “Controlled” means, with respect to any IP Rights, Materials, item of information or other intangible right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to grant the other Party access, a license or sublicense, as provided for herein, without obtaining the consent of any Third Party or violating the terms of any written

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agreement with any Third Party. Notwithstanding the foregoing, if a Third Party becomes an Affiliate of a Party after the Effective Date as a result of a transaction in which such Third Party acquires control (as defined in Section 1.2) of such Party, whether by merger, acquisition, sale of assets or otherwise, in no event will any IP Rights of such Third Party or its Affiliates (other than such acquired Party or its Affiliates existing prior to such transaction) be deemed Controlled by the acquired Party or otherwise be deemed part of the acquired Party’s Background IP.

1.22“De-identified” means generally information that no longer identifies an individual and with respect to which there is no reasonable basis to believe that the information can be used to identify or re-identify an individual, as determined in accordance with applicable Laws, including, as applicable, without limitation, (a) De-Identification of protected health information as set forth in §164.514 of the Privacy Rule of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) and (b) Anonymization of Personal Data (as those terms are defined in Article 4 of the General Data Protection Regulation (“GDPR”)).

1.23“Deliverables” means the Project Results or materials to be provided by either Party in connection with a particular Project, in each case, as specified in the Project Schedule.

1.24“Design Lock” means when an Assay has completed Illumina design verification testing and the Parties have confirmed readiness for first patient screening.

1.25“Diagnostics Field” means in vitro testing for research use, investigational use, or as a clinical diagnostic for use in the diagnosis or on-going evaluation of a disease or medical condition, including the prediction or monitoring of a response to a therapeutic agent, selection for therapy, and use as an in vitro diagnostic.

1.26“Disclosing Party” means a Party who discloses its Confidential Information to the other Party.

1.27“Dispute” is defined in Section 16.1.

1.28“Drug Development Failure” means, with respect to a Partner Product, that Partner has discontinued or indefinitely paused development of such Partner Product in a Market for an Indication that is the subject of a Project Schedule.

1.29“EEA” means the European Economic Area as its membership may be constituted from time to time, and any successor thereto, and which, as of the Effective Date, is composed of the members of the European Union together with Iceland, Liechtenstein and Norway.

1.30“EMA” means the European Medicines Agency, or any successor thereto, having the administrative authority to regulate the marketing of in vitro diagnostics and other medical devices in the European Union.

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1.31“European Union” means the European Union as its membership may be constituted from time to time, and any successor thereto.

1.32“Exploit” means to make, have made, use, sell, offer for sale, import, and otherwise commercialize.

1.33“FDA” means the United States Food and Drug Administration, or any successor thereto, having the administrative authority to regulate the marketing of in vitro diagnostics and other medical devices in the United States.

1.34“Force Majeure” means any cause beyond such Party’s reasonable control and without its fault or negligence, including acts of God, fire, flood, tornado, earthquake, hurricane, lightning, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, embargo, acts of government (including injunctions), labor shortages or disputes, material or equipment shortages, transportation difficulties, interruption or failure of any utility service, or equipment.

1.35“GCP” means the current good clinical practice applicable to the clinical development of any Partner Product, IUO Assay, or IVD Assay used in a Project under applicable Laws, including the ICH guidelines.

1.36“GLP” means the current good laboratory practice applicable to the process and conditions under which non-clinical studies are performed, monitored, recorded, archived and reported established by the Organization for Economic Co-operation and Development.

1.37“GMP” means current good manufacturing practices that apply to the manufacture of any Partner Product, IUO Assay, or IVD Assay used in a Project, including the United States regulations set forth under Title 21 of the United States Code of Federal Regulations, parts 210, 211, 820, as well as the requirements of ISO13485, as may be amended from time-to-time, as well as all applicable guidance published from time-to-time by the FDA and the ICH Guidelines ICHQ7A Good Manufacturing Practice Guidance for API and the principles and guidelines of Good Manufacturing Practices for Medicinal Products as defined with EC Directive 2003/94/EC and associated EC Guide to Good Manufacturing Practice and DIRECTIVE 98/79/EC on in vitro diagnostic medical devices.

1.38“GRP” means all applicable current good research practices including, as applicable, (a) the research quality standards defining how each Party’s research laboratories conduct good science for non-regulated work as set forth in applicable Project Schedule, (b) the BARQA Guidelines for Quality in Non-regulated Scientific Research, (c) the WHO Quality Practices in Basic Biomedical Research Guidelines or, (d) the equivalent applicable Laws if any, in any relevant country, each as may be amended and applicable from time to time.

1.39“Government Official” means:  (a) any officer or employee of: (i) a government, or any department or agency thereof; (ii) a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; or (iii) a public international organization

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(such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department or agency thereof; (b) any political party or party official or candidate for public or political party office; and (c) any person acting in an official capacity on behalf of any of the foregoing.

1.40“ICH” means the International Conference on Harmonisation.

1.41“Illumina Indemnitee” is defined in Section 13.1.

1.42“Illumina Inventions” is defined in Section 8.4.

1.43“Illumina Platform Technology” means Illumina’s and its Affiliates’ proprietary products and systems that do not relate specifically to an Assay and are used for testing of samples or other biological materials to identify genetic sequences, or alterations and variations, including Illumina instruments (including the Instrument), software (including the Software), consumables, reagents, analytical methods, algorithms, procedures, techniques, software or platforms intended for use in genetic analysis, and related technologies and any improvements to the foregoing.

1.44“Illumina Project Results” is defined in Section 8.2.

1.45“Indication” means the disease(s) or condition(s) for which a Partner Product can be used to treat or prevent, which use is the subject of a Regulatory Approval, as specified in the applicable Project Schedule.

1.46“Instrument” means the Illumina instrument on which an Assay will be run as further described in the applicable Project Schedule or any improvements thereto or any successor instrument thereof.

1.47“Intended Use” means the statement of the intended use of an IVD Assay to be included in the Labeling for such IVD Assay.

1.48“Invention” means any invention or discovery, whether or not patentable, that is first conceived or reduced to practice by or on behalf of employees or agents of either Party or its Affiliates or jointly by or on behalf of employees or agents of both Parties or their Affiliates and that is generated in the course of performance of the Project, together with all Patents (including applications) claiming or covering such invention or discovery and all other IP Rights therein.

1.49“IP Rights” means all intellectual property rights, including rights to Patents, Know-How, trademarks, utility models, registered designs, design rights, copyrights, copyright registrations, trade secrets, and similar intellectual property rights of any kind, whether registered or not, and including all applications or rights to apply therefor and registrations thereto.

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1.50“IRB” means an Institutional Review Board, independent ethics committee, or any equivalent authority.

1.51“IUO Assay” means an Assay (which may be based on a Background Assay) that is developed by Illumina or its Affiliates pursuant to this Agreement for investigational use only with the Partner Product.

1.52“IVD” or “in vitro diagnostic” means: (a) in the United States, an Assay intended for use in disease identification, monitoring, prognosis or treatment selection, including a determination of the state of health, in order to cure, mitigate, treat or prevent disease or its sequelae, as more fully defined in 21 C.F.R. § 800 et seq., including so-called complementary diagnostics (e.g., those used to identify patients whose Biomarker status is associated with a changed therapeutic response) and companion diagnostics for a pharmaceutical product as defined in FDA’s “Draft Guidance for Industry and Food and Drug Administration Staff - In Vitro Companion Diagnostic Devices”, (b) in the European Union, an in vitro diagnostic medical device as defined in the European directive 98/79/EC, and (c) any similar definitions set by Regulatory Authorities in Markets outside of the United States and the European Union or as may be updated by Regulatory Authorities in the United States and the European Union in the future.

1.53“IVD Assay” means an Assay (which may be based on a Background Assay) that is developed by or for Illumina or its Affiliates pursuant to this Agreement as an IVD, and has received Regulatory Approval for use as an IVD with the Partner Product.

1.54“Joint Invention” is defined in Section 8.4.

1.55“Joint Patents” is defined in Section 8.7.

1.56“Joint Project Results” is defined in Section 8.2.

1.57“JSC”, “JDC”, “JCC”, and “JPC” or “Joint Steering Committee”, “Joint Development Committee”, “Joint Commercialization Committee” and “Joint Patent Committee” have their respective meanings set forth in Section 10.

1.58“Know-How” means any information, improvements, practices, formula, trade secrets, techniques, procedures, knowledge, skill, experience, results, and any information regarding marketing, pricing, distribution, cost, sales or manufacturing; provided, however, that Know-How does not include Patents.

1.59“Labeling” means all labels and other written, printed, or graphic matter (a) upon the IVD Assay or Partner Product, or (b) on any of their respective containers or wrappers, or (c) otherwise accompanying the IVD Assay or Partner Product, in each case, that may include the statement of the Intended Use for the IVD Assay, and the Indication for the Partner Product.

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1.60“Law” means: (a) all statutes, regulations, ordinances, and directives and applicable policies, rules, or orders made or given by a governmental authority or Regulatory Authority that are binding on a Party as a matter of law; (b) common law and the law of equity as applicable to a Party; (c) court orders, judgments, or decrees that are binding a Party; and (d) industry codes of practice, policies, or standards in each case to the extent enforceable against a Party by a governmental authority or Regulatory Authority as law.

1.61“Losses” is defined in Section 13.1.

1.62“MHRA” means the Medicines and Healthcare Products Regulatory Agency, or any successor thereto, having the administrative authority to regulate the marketing of in vitro diagnostics and other medical devices in the United Kingdom.

1.63“Markets” means the countries designated for each Project in a Project Schedule.

1.64“Materials” means Samples, biological materials, compounds, reagents, supplies and other goods, other than Deliverables, that one Party delivers or causes to be delivered to the other Party in connection with a Project, as set forth in the applicable Project Schedule.

1.65“Milestone” means a milestone event specified in a Project Schedule.

1.66“Non-Participating Party” is defined in Section 8.7.

1.67“Notice of Dispute” is defined in Section 16.2(a).

1.68“Package Instructions” means instructions or restrictions placed on Materials or products, including, as applicable, Labeling on products that have received Regulatory Approval.

1.69“Partner Assay Background IP” means Background IP Controlled by Partner or its Affiliate (as of the Effective Date or during the Term) that would, but for the licenses granted to Illumina and its Affiliates in this Agreement, be infringed by the development or Commercialization of an IUO Assay or IVD Assay (including Biomarker IP).

1.70“Partner Indemnitee” is defined in Section 13.2.

1.71“Partner Inventions” is defined in Section 8.4.

1.72“Partner Product” means any pharmaceutical product of Partner or its Affiliate that is identified as the subject of a Project Schedule.

1.73“Partner Project Results” is defined in Section 8.2.

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1.74“Party” means Partner or Illumina as the context requires and “Parties” means both Partner and Illumina.

1.75“Patent” means any existing or future: (a) national, regional or international patent or patent application in any jurisdiction (including any provisional, divisional, continuation, continuation-in-part, non-provisional, converted provisional, or continued prosecution application, any utility model, petty patent, design patent, or certificate of invention), (b) any extension, restoration, revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications, and (c) any ex-U.S. equivalents corresponding to any of the foregoing.

1.76“Person” means an individual or firm, trust, corporation, partnership, joint venture (whether entity-based or by contract), limited liability company, association, unincorporated organization, or other legal or governmental entity.

1.77“Pharmaceutical Field” means the discovery, development, manufacture, use, and sale of biological or chemical substances for the medical cure, treatment, palliation or prevention of diseases of human beings.

1.78“PMA” means: (a) a U.S. pre-market approval application for a Class III medical device, including all information submitted with or incorporated by reference, or (b) any analogous application to those set forth in (a) that is filed with the relevant Regulatory Authority in a country or region in the Markets, including any supplemental applications.

1.79“PMDA” means the Pharmaceuticals and Medical Devices Agency, or any successor thereto, having the administrative authority to regulate the marketing of in vitro diagnostics and other medical devices in Japan.

1.80“Project” means a project in one or more of the following areas as set forth in the applicable Project Schedule: (a) Biomarker identification and validation, (b) development of an IUO Assay, (c) IVD Assay proof of concept, (d) development of an IVD Assay, (e) pivotal trial support, or (f) submission for Regulatory Approval; which project ultimately may result in the development or Regulatory Approval of an IVD Assay under this Agreement.

1.81“Project Results” means, other than Inventions, all information, data, and reports developed or produced as a result of a Project.

1.82“Project Schedule” means an attachment to this Agreement containing a list of activities, Deliverables and other terms applicable to the development of an IVD Assay pursuant to this Agreement. Each Project Schedule may include: (a) Project description, including Intended Use of the IVD Assay and Indication of the Partner Product, target user population and a general overview; (b) Assay specifications or description, including the Background Assay upon which the IUO Assay and IVD Assay will be based; (c) the development objectives to be obtained by the Parties in performing such Project; (d) the roles

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and responsibilities of each Party in conducting such Project, including identification of key personnel, including principal investigators, and other Third Parties required by the Parties to conduct the Project; (e) any written reports, data, results and materials (including any Materials) with respect to the Project, and the form thereof, that are to be delivered to one or more of the Parties; (f) the timeline and term of the Project Schedule, Milestones and any deadlines for the performance of such activities and the delivery of any Deliverables in accordance with such plan; (g) any indicators or measurements to be used by the Parties to evaluate the quality or performance of such activities and the related Deliverables; (h) performance characteristics to be used by the Parties to determine the progression of an IUO Assay or a Project generally; (i) JDC members; (j) JCC members; (k) the addresses at which each Party will perform the Project (the “Facility(ies)”); (l) any other roles, responsibilities or procedures required by the applicable Partner standards and protocols; (m) a budget and Milestones; (n) Markets; (o) Materials; (p) licenses and permits required to conduct the Project; (q) targeted Regulatory Approvals; (r) Partner GMP, GCP and GRP, if applicable; and/or (s) a Commercialization Plan.

1.83“Receiving Party” means a Party who receives Confidential Information from the other Party or its Representatives or Advisors.

1.84“Recipient” means a Party who receives Materials from the other Party under this Agreement.

1.85“Regulatory Approval” means with regard to an IVD, FDA approval of a PMA (or PMA supplement, as applicable), FDA clearance of a 510(k) notification, or FDA grant of a de novo petition for reclassification in the U.S., the issuance of a CE marking declaration of conformity by or on behalf of the manufacturer of the device in the EEA, and similar approvals of Regulatory Authorities in other jurisdictions in the Markets; and with regard to the Partner Product, NDA or BLA approval granted by the FDA in the U.S., and similar approvals of Regulatory Authorities in other jurisdictions in the Markets and supplementary approvals by Regulatory Authorities.

1.86“Regulatory Authority” means any national, supranational, regional, state or local regulatory agency, administration, department, bureau, commission, council or other governmental entity including the FDA, the EMA, the PMDA, the MHRA and any notified body or other equivalent entity, involved in the granting or receipt of Regulatory Approvals for in vitro diagnostic devices and other medical devices.

1.87“Regulatory Submission” means, with respect to a regulatory jurisdiction, any submission to a Regulatory Authority that is necessary to obtain or maintain (as context requires) a Regulatory Approval in that jurisdiction.

1.88“Replacement Diagnostic Solution” is defined in Section 5.10.

1.89“Representatives” means, with respect to a Party, its Affiliates, and such Party’s and its Affiliates’ respective directors, officers, employees, contractors, consultants, subcontractors and agents.

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1.90“Samples” means, to the extent that a Party delivers or causes it to be delivered to the other Party hereunder for the performance of a Project: (a) human tissue samples, whether in blocks, slides, fresh or otherwise, (b) human blood samples, clinical isolates, bodily fluids, cells, organs, and human-derived waste or other similar specimen samples, and (c) any data or information concerning the origin or collection of such Samples or phenotypic information concerning such Samples; provided, however that neither Party will include any personally identifiable information in the data or information that is part of such Samples without the other Party’s prior written consent.

1.91“Sample Requirements” is defined in Section 3.2(a).

1.92“Software” means software designed or created by or on behalf of Illumina for use in conjunction with any Assay and Instrument to detect, identify, analyze and report genetic alterations, variations or relationships, including that which is designed to be capable of analyzing or processing a subset of the sequences or data related to the Biomarkers.

1.93“Standard Terms” is defined in Section 5.13(a).

1.94“Supplier” means a Party who provided Materials to the other Party under this Agreement.

1.95“Tax” or “Taxes” means any federal, state, local, or non-U.S. tax, fee, charge, license, duty, levy, required deposit or other tax of any kind whatsoever, including imposed on or with respect to income, gross receipts, payroll, employment, social security (or similar), unemployment, excise, severance, stamp, occupation, premium, gains, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, gross or net profits, withholding, disability, real property, personal property, sales, use, transfer, registration, value added, ad valorem, escheat or unclaimed property, alternative or add on minimum or estimated, whether computed on a separate or consolidated, unitary or combined basis (including under Treasury Regulation § 1.1502-6) or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

1.96“Term” is defined in Section 15.1.

1.97“Third Party” means any Person other than: (a) Partner or any of its Affiliates; or (b) Illumina or any of its Affiliates.

2.PROJECTS

2.1Projects, Generally.

(a)General.  This Agreement governs all Projects undertaken pursuant to a Project Schedule. Generally speaking, the ultimate goal of each Project is to enable Illumina to develop and receive Regulatory Approval for an IVD Assay for use as an IVD with a Partner Product.  It is anticipated that each IVD Assay will be based upon a Background Assay, and such development work will generally involve (i)

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Illumina adding bioinformatic analysis capability to the Background Assay to create an IUO Assay for clinical testing in connection with a Partner Product, and (ii) performing the necessary testing using the IUO Assay to generate data necessary to pursue Regulatory Approval for the Assay to function as an IVD for the Partner Product, and (iii) receiving Regulatory Approval for the resulting IVD Assay as an IVD for the Partner Product.  The Background Assay for each IUO Assay and IVD Assay will be set forth in the Project Schedule.

(b)Efforts.  Illumina will use Commercially Reasonable Efforts to perform the Projects and provide the Deliverables set forth in the relevant Project Schedule in accordance with the timelines set forth in the Project Schedule. In performing the Projects, Illumina will use the standards of care and skill to be reasonably expected in the Diagnostics Field and will adhere to applicable laws including and GLP, GCP and GMP practices. Partner will use Commercially Reasonable Efforts to perform the Projects and provide the Deliverables set forth in the relevant Project Schedule in accordance with the timelines set forth in the Project Schedule. In performing the Projects, Partner will use the standards of care and skill to be reasonably expected in the Pharmaceutical Field and will adhere to applicable laws and GLP, GCP and GMP practices.

(c)Projects are Experimental.  The Parties acknowledge and agree that the Projects are experimental in nature and that there are uncertainties with respect to technical feasibility and regulatory requirements.  As such, outcomes cannot be guaranteed and there is no certainty that the efforts undertaken will result in appropriate IUO Assays or IVD Assays or that any Regulatory Approvals will be obtained.  Illumina will not be responsible for any failure or delay in performing its obligations under a Project Schedule to the extent such failure or delay is caused by a failure or delay on the part of Partner.

(d)Drug Development Failures.  Partner will notify Illumina within 30 days of any Drug Development failure.

2.2Negotiation of Project Schedules. The Parties will negotiate the specific details of each Project conducted by the Parties under this Agreement separately, which will be set forth in a written Project Schedule to be agreed upon and executed by both Parties.  Once executed by both Parties, each Project Schedule will automatically be incorporated in its entirety into this Agreement. Nothing herein will create an express or implied obligation on the part of either Party to execute any Project Schedule.

2.3Amendments to Project Schedules. Each time that the Parties agree that changes should be made to a Project Schedule, the Parties will amend the Project Schedule for such Project in accordance with Section 16.8.  Upon request of either Party, the Parties will discuss and negotiate in good faith potential changes to a Project Schedule.  Nothing herein will create an express or implied obligation on the part of either Party to execute any amendment to a Project Schedule.

2.4Agreement Precedence. Terms or conditions on a Project Schedule that differ from those in this Agreement take precedence over the terms and conditions in the Agreement only with respect to that

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particular Project Schedule, and only to the extent the Project Schedule specifically identifies the terms and conditions in this Agreement that are intended to be superseded or modified.

2.5Responsibility. As further specified in this Agreement and each Project Schedule, Partner or its Affiliate will have final responsibility and decision making authority with respect to all matters regarding the Partner Product to the extent set forth in the applicable Project Schedule, and Illumina or its Affiliate will have final responsibility and decision making authority with respect to all matters regarding the IUO Assay, IVD Assay, and Illumina Platform Technology. The Parties will coordinate their respective development activities through the Joint Steering Committee, or the Joint Development Committee, as applicable.

3.MATERIALS AND RECORDS

3.1Materials Delivery. Each Party will provide the other Party with the Materials in the quantities, and on the timing, as more specifically provided in each Project Schedule.  If Materials provided by either Party do not conform to the specifications set forth in the Project Schedule at the time of delivery or are otherwise not suitable for the Project, then the providing Party will provide new or replacement Materials or, if that is not possible, propose and discuss with the other Party in good faith an alternative.  Illumina will not be responsible for any delays to any Project caused by Partner’s failure to timely provide Materials conforming to the applicable Project Schedule and suitable for the Project.

3.2Samples.

(a)Sample Requirements. Each Party acknowledges that certain of the Materials transferred hereunder may consist of Samples that are derived or collected from human subjects. Each Party further acknowledges that the transfer of Samples is a highly sensitive matter, and therefore, each Party will ensure that all Samples transferred under this Agreement are collected, processed, De-identified (to the extent possible bearing in mind the minimum amount of data that the Parties agree, through the JDC, must be associated with the Materials in order to perform the Project and bearing in mind the implementation of new applicable Laws that may determine such data to be personal information), tracked, stored, transported, manipulated and destroyed in a manner appropriate to ensure compliance with: (i) the terms and conditions of this Agreement and the applicable Project Schedule (which may set forth specific requirements), (ii) all applicable requirements of an IRB/IEC, and (iii) all applicable Laws (collectively, (i), (ii) and (iii) are referred to as “Sample Requirements”).

(b)Treatment of Samples. Each Party will develop and follow all of its documented policies and procedures to ensure the protection of the autonomy and confidentiality of the human subjects from whom the Samples were collected in compliance with the Sample Requirements. If collection of the Samples is subject to informed consent or required authorization, the Supplier will ensure that the scope of such informed consent or authorization is consistent with the transfer of the Samples hereunder and that each Party may use the Samples for the Project. All Samples delivered under this Agreement will be labelled clearly in accordance with the Sample Requirements.

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3.3Use Restrictions.

(a)Permissible Uses. Each Recipient will handle, store and use the Materials in accordance with applicable Laws, the relevant informed consent, any applicable documentation, reasonable handling procedures, applicable common scientific standards of care, and the Supplier’s reasonable written instructions. Unless otherwise agreed in the Project Schedule, each Recipient may use the Materials of the Supplier only in connection with performing the Project described in the applicable Project Schedule and for no other purpose.

(b)Restrictions; Respect for Labeling. The Recipient may not modify, analyze, sequence, derivatize, nor attempt to determine the structure of any Material except to the extent described in the applicable Project Schedule.  The Supplier will retain ownership of the Materials at all times.  This Agreement may not be construed as granting any rights to the Supplier’s interests in the Materials, or their manufacture, commercialization, or any other uses thereof except to the extent described in the applicable Project Schedule.  A Recipient may not transfer any of the Materials to any Third Parties except to Contract Laboratories and subcontractors as permitted under this Agreement. The Recipient may not use the Materials of the Supplier for testing in or treatment of human subjects except to the extent described in the applicable Project Schedule. To the extent that the Supplier includes with any Materials specific Package Instructions (including, for example, package inserts or legends reading “For Research Use Only.  Not for use in diagnostic procedures.” or “For Investigational Use Only”), the Recipient may only use such Materials in accordance with its accompanying Package Instructions. All such Package Instructions must be reasonable and may not unreasonably limit or delay the Recipient’s ability to perform the Project or increase the cost of Recipient’s use of such Materials (unless a corresponding amendment to the Project Schedule with appropriate financial consideration is agreed to).  EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE APPLICABLE PROJECT SCHEDULE, THE RECIPIENT ACKNOWLEDGES THAT THE MATERIALS ARE BEING SUPPLIED AS-IS WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE, MISAPPROPRIATE OR OTHERWISE VIOLATE ANY PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

(c)Documents. Each Party will, upon request, timely provide the other Party with reasonable access to Project Results or other documentation (or portions thereof) in its Control related to the IVD Assay or Partner Product that are reasonably necessary for the other Party’s performance of each Project under this Agreement or the exercise of the rights expressly granted to the other Party under this Agreement. This will include: (i) Partner providing Illumina with reasonable access to its Clinical Trial protocols (including template forms of patient consents), statistical analysis plan, and other Partner Confidential Information and documentation relating to the Partner Product if and to the extent reasonably necessary to enable Illumina to perform the Project, and (ii) Illumina providing Partner with reasonable access to its Clinical Trial protocols, statistical analysis plan, IUO Assay specifications, and other Illumina Confidential Information and documentation relating to the IVD Assay if and to the extent reasonably necessary to enable Partner to perform the Project.

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4.THIRD PARTY INTERACTIONS

4.1Subcontractors. Except as specified in a Project Schedule, any involvement of Third Party contractors by either Party for a material portion of the Project will require the prior written consent of the other Party, which consent may not be unreasonably withheld. The foregoing may not be construed as requiring either Party to obtain consent from the other Party before using individual consultants, subcontracting those minor portions of the Project that it would customarily subcontract in the ordinary course of business, or subcontracting to Affiliates. To the extent that a Party utilizes Third Party contractors or Affiliates to perform tasks within the scope of a Project, such Party will ensure all such Third Party contractors and Affiliates are obligated to: (a) treat the other Party’s Confidential Information in accordance with the provisions of Section 7, (b) assign rights to any Inventions and Project Results so that such rights can be conveyed in accordance with the terms and conditions of Section 8 and (c) comply with all other terms of this Agreement applicable to the performance of such subcontracted task. Each Party will be solely responsible for the acts, performance and compensation of its respective Third Party contractors.

4.2Third Party IP.

(a)Responsibility.  Unless the Project Schedule specifically provides otherwise, Illumina will be responsible, at its own expense, for obtaining and maintaining any licenses or other rights to access or use any IP Rights owned or controlled by a Third Party (“Third Party IP”) (other than as described in this Section 4.2) that, in the absence of a license, would be infringed by Illumina or its Affiliates’ development, manufacture, use or Commercialization of such IVD Assay pursuant to this Agreement (a “Third Party License”).

(b)Biomarker IP.  If, in Illumina’s reasonable determination, a Third Party License to any Biomarker IP is reasonably necessary with respect to a particular Biomarker for the purpose of Exploiting any IUO Assay or IVD Assay intended to be Commercialized pursuant to this Agreement, then Illumina will notify Partner and, at Partner’s request, will consult with Partner via the JSC (i) concerning the determination of whether a Third Party License is reasonably necessary for Illumina to Exploit such IUO Assay or IVD Assay and (ii) regarding reasonable risk mitigation strategies, including reasonable alternatives to termination if such Third Party License is necessary for a single or small number of Biomarkers.  If, following such reasonable consultation, Illumina determines that such Third Party License is not reasonably obtainable, Illumina will have the right to modify the IUO Assay at any time prior to Design Lock so that the particular Biomarkers are not reported.  If the applicable Biomarkers are critical to the IUO Assay for use with the Partner Product, the Parties via the JSC will in good faith discuss and negotiate modification (if possible) of the Assay or other remedial alternatives, including termination of the specific Project Schedule.

(c)Third Party IP with respect to Partner Product. For the avoidance of doubt, Partner will be solely responsible, at its own expense, for obtaining and maintaining any licenses or other rights to access or use any Third Party IP (other than as described in this Section 4.2) that is necessary for the development, manufacture, use, or Commercialization of any Partner Product.

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(d)Cooperation.  Each Party agrees to cooperate reasonably with the other Party to assist the other Party’s acquisition of any licenses that it is obligated to obtain pursuant to this Section 4.2; provided, however, that such cooperation will not include any requirement that such Party undertake any financial obligations such as the payment of royalties, fees, milestones, or the like.

4.3Contract Laboratories. Notwithstanding anything to the contrary in this Agreement, each Party may use Third Party contract laboratories for the performance of certain Project activities (such as Sample testing) as mutually agreed in the Project Schedule (each a “Contract Laboratory”).

4.4Regulatory Approvals.

(a)Subject to each applicable Project Schedule, Illumina will be responsible for interacting with Regulatory Authorities and for seeking, obtaining and maintaining Regulatory Approvals for the IVD Assay in each Market set forth in the applicable Project Schedule; Partner will be responsible for interacting with Regulatory Authorities and for seeking, obtaining and maintaining Regulatory Approvals for the Partner Product in each Market set forth in the applicable Project Schedule.  Illumina will use Commercially Reasonable Efforts to ensure that the IVD Assay developed in a Project complies with all applicable Laws and fulfills all applicable statutory requirements in the Markets for use as an IVD in connection with the Partner Product in the Indication(s) specified in the applicable Project Schedule, including the CE-marking in the European Union, and requirements for comparable approvals in other countries. Illumina will use Commercially Reasonable Efforts to ensure that the IVD Assay receives such Regulatory Approval in the Markets in the time specified in the applicable Project Schedule.

(b)The Parties will cooperate and assist each other reasonably in the Regulatory Approval process and reasonably coordinate and align their Regulatory Approval filings. For the avoidance of doubt, each Party acknowledges that Illumina will not be obligated to seek Regulatory Approvals in jurisdictions other than the Markets identified in a Project Schedule, and if Illumina agrees to amend any Project Schedule to add additional Markets such amendment will be subject to additional costs such as regulatory filing fees, preparation of regulatory filings and, if necessary, Clinical Trials to be negotiated in good faith pursuant to Section 2.3. If Partner requests the addition of one or more additional markets to be added as Market(s) for a particular Project Schedule but the Parties do not agree on amendment to the Project Schedule to add such additional market(s) as Market(s) within sixty (60) days after such request, then, upon Partner’s request, the Parties will negotiate a potential Replacement Diagnostic Solution for such additional market(s) pursuant to Section 5.10.

(c)If Illumina is unwilling to seek, obtain, or maintain Regulatory Approvals for the IVD Assay in any country in the Markets then Illumina will provide Partner with written notice to that effect.  In such circumstance or in the event Illumina otherwise breaches its obligations under Section (a) above to seek, obtain, or maintain Regulatory Approvals for the IVD Assay in any country in the Markets, Partner may provide written notice to Illumina, and if Illumina fails to adequately address such situation and, if applicable, cure such breach within sixty (60) days after receipt of such notice then, upon Partner’s

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request, the Parties will negotiate a potential Replacement Diagnostic Solution for such Market pursuant to Section 5.10.

(d)All (a) applications, registrations, dossiers, licenses, authorizations and approvals (including Regulatory Approvals); and (b) correspondence, reports and other submissions submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority and any drug master files or device master files, as applicable to Partner or Illumina) and all supporting documents with respect thereto, including all adverse event files and complaint files, in each case ((a) and (b)), (i) relating to an IUO Assay or IVD Assay will be owned by Illumina or its Affiliate, and (ii) relating to a Partner Product will be owned by Partner or its Affiliate, respectively.  Each Party will provide the other Party with copies of such documents and information described in (a) and (b) above promptly after reasonable request by the other Party, provided that the first Party may redact Confidential Information (including confidential or proprietary information of Third Parties).

5.COMMERCIALIZATION

5.1General Principles. The Parties agree that the ultimate goal of each Project conducted under this Agreement is the Commercialization of an IVD Assay that may be used in connection with the Partner Product in the Market(s) and for the Indication(s) specified in the applicable Project Schedule, and Illumina acknowledges that availability of such IVD Assay might be a condition for obtaining a Regulatory Approval for a Partner Product. The following general principles will govern Commercialization activities: (a) determining whether and to what extent and in what countries the Partner Product will be Commercialized will be within Partner’s sole discretion, (b) in Markets where Partner desires to Commercialize the Partner Product and in which Illumina determines that the Commercialization of such IVD Assay is not or is not likely to be commercially reasonable, the Parties will negotiate in good faith a potential alternative plan for the Commercialization of such IVD Assay in such Markets under the following principles: (i) neither Party will be obligated to undertake any action that it believes in good faith is unlawful, or which exposes it to regulatory or legal risks (e.g., infringement of Third Party IP, non-compliance with export or corruption laws, etc.) in excess of those which it customarily assumes, and (ii) subject to clause (i), a goal of the Parties will be to ensure that after Regulatory Approval such IVD Assay can be sold in each such Market by Illumina or its Affiliates through the use of Commercially Reasonable Efforts. If a commercially reasonable plan for Commercializing an IVD Assay in a given Market is not possible, then Partner may provide written notice to Illumina, and if Illumina fails to adequately address such situation within sixty (60) days after receipt of such notice then, upon Partner’s request, the Parties will negotiate a potential a Replacement Diagnostic Solution for such Market pursuant to Section 5.10.

5.2Illumina Obligations. Upon Regulatory Approval of the IVD Assay in each Market, Illumina (or its Affiliates, as applicable) will use Commercially Reasonable Efforts, at its sole expense (except for Partner payments agreed-upon in the Project Schedule) and discretion, to Commercialize the IVD Assay in each such Market. In the event Illumina decides (whether such decision is consistent with its exercise of Commercially Reasonable Efforts or not and whether or not such decision is caused by a force majeure event) to materially limit or cease Commercialization of the IVD Assay in any Market, then Illumina shall

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provide prompt written notice thereof to Partner. If Partner reasonably determines that such limitation or cessation of Commercialization of the IVD Assay will have an adverse impact on Partner’s or its Affiliate’s Commercialization of the Partner Product in such Market, then Partner shall have the right to provide notice thereof to Illumina and if Illumina does not adequately address such situation within sixty (60) days of receipt of such notice then, upon Partner’s request, the Parties will negotiate a potential Replacement Diagnostic Solution for such Market pursuant to Section 5.10.

5.3Partner Obligations. Upon Regulatory Approval of the Partner Product in each Market that Illumina is actively Commercializing the IVD Assay, Partner (or its Affiliates, or any sublicensee of a Partner Product in any Market, as applicable) will use Commercially Reasonable Efforts, at its sole expense and discretion, to: (a) Commercialize the Partner Product, in each such Market in accordance with the applicable Project Schedule; and (b) as permitted by applicable Laws, reference testing with the IVD Assay to the Partner Product target customer segment.

5.4Coordination. Solely as permitted by applicable Laws, each of the Parties, under the direction and oversight of the JCC and at their own respective costs (except as set forth in the applicable Project Schedule), will in good faith discuss potential scientific support, marketing strategies, sales force initiatives, and a coordinated approach for the marketing of the IVD Assay and the respective Partner Product, including identification of Markets, alignment of package inserts, instructions for use, data sheets, marketing collateral and materials, publications, training reimbursement strategies, support of investigator initiated studies, sharing of market research information, use of advisory boards, or engagement of key opinion leaders. As it becomes available or known to Partner, Partner will provide Illumina with information concerning its launch plans and its anticipated release timelines for the Partner Product and such information will be treated as Confidential Information of Partner.

5.5Commercialization Plan. Under the direction and oversight of the JCC, the Parties may work cooperatively to develop one or more commercialization plans for each IVD Assay (each being a “Commercialization Plan”). Each Commercialization Plan is part of the Project Schedule for the IVD Assay and will include a description of those Commercialization activities to be conducted by each Party in support of the launch of and the Commercialization of the IVD Assay pursuant to and subject to this Agreement, including a budget for costs and expenses to be paid by Partner. The Commercialization Plan may be regional or country specific depending on the market or diagnostic landscape needs.

5.6Quality Assurance.  Illumina will adhere to the applicable Quality System Regulations as found in 21CFR820 or 21CFR11 and ISO13485, or their successor, applicable regulatory guidance and specifications for the manufacture and performance of the IVD Assay developed under a Project Schedule as may be necessary to meet applicable regulatory requirements or applicable Law for the development and manufacture thereof in accordance with the Project Schedule.  Illumina will furnish Partner with certificates of conformance in the format reasonably agreed to by the Parties.

5.7Trademarks and Labeling.  Illumina will ensure that its, and its Affiliates’, references to Partner (and any product, trademark, logo, or trade name of Partner or any of its Affiliates) in connection with the IVD Assay (including any use in any Labeling, the IVD Assay description, technical information,

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instructions for use, promotional material, advertising and other information and messaging to be included with the IVD Assay or otherwise to be provided by Illumina to potential purchasers or users of the IVD Assay) will only be as approved in advance in writing by Partner and only to the extent as specifically agreed to in advance in writing by Partner, provided that such approval or agreement may not be unreasonably withheld, delayed, or conditioned. Likewise, Partner will ensure that its, and its Affiliates’, references to Illumina (and any product, trademark, logo, or trade name of Illumina or any of its Affiliates) in connection with the Partner Product (including any use in any Labeling, the Partner Product description, technical information, instructions for use, promotional material, advertising and other information and messaging to be included with the Partner Product or otherwise to be provided by Partner to potential purchasers or users of the Partner Product) will only be as approved in advance in writing by Illumina and only to the extent as specifically agreed to in advance in writing by Illumina, provided that such approval or agreement may not be unreasonably withheld, delayed, or conditioned. The Parties will in good faith negotiate and include any necessary trademark licenses in the applicable Project Schedule.

5.8Manufacture and Supply.  Illumina will be solely responsible for the manufacture of the IVD Assay. Until commercial launch of an IVD Assay, Illumina will ensure that supplies of the IVD Assays (or prototypes) in the amounts provided in the Project Schedule, are available to support Partner Clinical Trial requirements in accordance with Illumina generally applicable commercial terms and any forecast, order, payment, quality, delivery, and shipment terms mutually agreed between the Parties in good faith negotiations unless already set forth in the Project Schedule. Illumina’s responsibilities with respect to the performance of any Clinical Trials will be set forth in the applicable Project Schedule.

5.9Supply Failures.  After Regulatory Approval of an IVD Assay, if Illumina fails to reasonably meet commercial demand for the IVD Assay in a Market, unless such failure is caused in whole or in part by Partner or one or more persons acting on Partner’s behalf, then Partner may provide written notice to Illumina, and if Illumina fails to cure such situation within sixty (60) days after receipt of such notice then, upon Partner’s request, the Parties will negotiate a potential a Replacement Diagnostic Solution for such Market pursuant to Section 5.10.

5.10Replacement Diagnostic Solutions. If Illumina is required to negotiate a Replacement Diagnostic Solution with respect to an IVD Assay for a Market (or a proposed market, as applicable) in accordance with the terms of this Agreement, then the Parties will negotiate in good faith a potential Replacement Diagnostic Solution for such IVD Assay in the applicable Market(s) pursuant to this Section 5.10. A “Replacement Diagnostic Solution” means an alternative arrangement on commercially reasonable terms to ensure the continuing development, supply and Commercialization of the applicable IVD Assay in connection with the applicable Partner Product in the applicable Market(s) and for the Indication(s) specified in the Project Schedule, such as::  (a)  the exclusive right for Partner to distribute the IVD Assay in such Market (or proposed market, as applicable), (b) the right for one or more Third Party(ies) agreed to by the Parties to distribute the IVD Assay in such Market (or proposed market, as applicable), (c) an arrangement to transport blood or tissue samples to Markets where the IVD Assay is available, (d) a licensing arrangement (provided, however, that Illumina will in no event be required to license any Illumina Platform Technology to any Third Party or to license IP to any Third Party who (or

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whose Affiliate) develops or sells, or who has announced an intention to develop or sell, instruments for nucleic acid sequencing), or (e) such other mutually agreeable arrangement to help support sales of the Partner Product, with the ultimate goal of ensuring that diagnostic testing using the IVD Assay in connection with the Partner Product for the Indication is (or remains) available in the relevant Markets (or proposed markets, as applicable) without interruption. The Parties will negotiate for up to ninety (90) days commercially reasonable terms and conditions for such arrangement. If a Replacement Diagnostic Solution is not feasible, or after a reasonable period of negotiation the Parties are not able to agree on a proposed Replacement Diagnostic Solution, then, without limiting any other rights or remedies available to Partner, Illumina will transfer to Partner all residuals of Samples used in performance of a Project Schedule and any data reasonably required by Partner to conduct bridging studies in connection with the transfer of development or commercialization activities for an alternative companion diagnostic to Partner or one or more Third Parties designated by Partner.

5.11Access. Authorized Representatives of Partner will have the right to perform a quality management system audit of Illumina Facilities and to inspect the Facilities and records that relate to the performance of the Project Schedules and compliance under this Agreement. Such audit by Partner will be: (a) on at least sixty (60) days prior written notice, (b) during Illumina regular business hours, (c) not unreasonably disruptive to Illumina business operations, (d) reasonable in duration, (e) not unduly burdensome to Illumina’s personnel, (f) not more than once per year except as required by applicable Law, and (g) subject to Illumina’s generally applicable confidentiality, security and safety procedures, as well as quality management system procedures for Third Party auditors.  All information learned in the course of any such audit will be Illumina’s Confidential Information.

5.12Life Cycle

(a)Change Period.  The Parties anticipate that the initial IVD Assays will be for use on Illumina’s NextSeq 550Dx Instrument (“NextSeqDx”).  The period of time commencing on the Effective Date and ending, is the “Change Period” for the NextSeqDx Instrument and related core sequencing consumables.  If the Parties agree to any Project Schedule concerning an IVD Assay for use on another Instrument, the Parties will set forth the Change Period for such Instrument in that Project Schedule.

(b)Change Notice.  Illumina will notify Partner at least ninety (90) days in advance of any planned changes to the Illumina technical environment recommendations, including instrumentation and test or data protocols and analysis or a new, upgraded version or release of such related to a IVD Assay during the Change Period (each a “Life Cycle Change”) that would result in material changes or updates to the data package submitted to Regulatory Authorities related to the IVD Assay to allow continued use of the IVD Assay with such Life Cycle Change.

(c)Life Cycle Management.  The IVD Assay will be compatible with the Illumina technical environment recommendations, including instrumentation and test or data protocols and analysis by Illumina in the applicable Project Schedule, during the Change Period.  Within ninety (90) days after Illumina makes a Life Cycle Change generally available to its customers, Illumina will, at Illumina’s sole cost, deliver to Partner an update to the IVD Assay to ensure its compatibility with such Life Cycle

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Changes, or if no update is necessary, Illumina will so state to Partner in writing within such ninety (90) days. Illumina warrants that, unless otherwise mutually agreed in writing by the Parties, any voluntary (e.g. not made to satisfy a requirement of applicable Law) Life Cycle Changes to the IVD Assay will not materially adversely impact the ability to obtain Regulatory Approval in any Market.

(d)Innovation.  Partner acknowledges that Illumina is constantly innovating and developing new products and new versions of products.  Notwithstanding anything to the contrary, Illumina makes no covenant, representation, or guarantee that any Instrument or related core sequencing consumables specified in the applicable Project Schedule will be manufactured or sold following the Change Period.  Except as expressly stated in this Section 5.12, Illumina is under no obligation to notify Partner of any changes to products or development of new products.

5.13Supply and Purchase of Instruments and Associated Consumables.

(a)Instruments and associated consumables required for performance of any Project will be purchased from Illumina at commercially reasonable prices to be negotiated in good faith, and the terms of such purchases will be governed by Illumina’s standard terms and conditions of sale applicable to such Instruments and associated consumables, as applicable, as such standard terms and conditions may be updated from time to time pursuant to Illumina’s prevailing practices (the “Standard Terms”).  The Standard Terms as of the Effective Date are available at the following website: https://www.illumina.com/company/legal/terms-and-conditions.html.

(b)This Agreement, including the Standard Terms as incorporated herein, exclusively governs Partner’s ordering, purchase, supply, and use of Instruments and associated consumables in connection with any Project, and overrides any conflicting, amending, or additional terms or conditions contained in any purchase orders or similar documents, all of which are hereby rejected and are null and void.  Illumina’s failure to object to any such terms or conditions will not constitute a waiver by Illumina, nor constitute acceptance by Illumina of such terms or conditions.  In interpreting the Standard Terms, Partner’s use of a product in any manner not permitted by this Agreement will be deemed a use of the product not in accordance with the Standard Terms and a breach of the Standard Terms.  Notwithstanding anything to the contrary in the Standard Terms, to the extent any provision of the Standard Terms conflicts with a provision in this Agreement, the provision in this Agreement will control.  Without limiting the foregoing, to the extent any provision of the Standard Terms would prevent Partner’s exercise of the rights expressly granted to Partner in this Agreement, or to the extent any provision of the Standard Terms would allow Partner to act in a manner prohibited by this Agreement, such provision will not apply to Partner or this Agreement.

6.PAYMENT

6.1Payments and Invoices.

(a)Partner will pay the non-refundable, non-creditable, milestone payments to Illumina set forth in the Project Schedule upon achievement of the Milestones set forth therein.  The Parties hereby

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agree that all Projects shall be performed on the basis of a milestone-based fee structure, unless agreed otherwise in a Project Schedule.  Payments by Partner shall be made in United States Dollars by wire transfer or ACH transfer to a bank account specified by Illumina in the invoice (or if not specified in the invoice, specified in the Project Schedule).  Upon achievement of each Milestone, Illumina will document achievement via the JDC or JCC (as applicable) together with reasonable supporting documentation to evidence such achievement.  Illumina may issue an invoice for the applicable Milestone payment only upon receipt of confirmation from the JDC or JCC (as applicable) that the applicable Milestone has been achieved.  In the event of any dispute with respect to the achievement of any Milestone, such dispute shall be escalated from the JDC or JCC (as applicable) to the JSC for resolution.  Each calendar month, via JDC meetings, Illumina will provide Partner an estimate of percent completion of in-progress activities as outlined in the relevant Project Schedule.    Partner will make all undisputed payment no later than 45 days after receiving an invoice.  Illumina invoices and related documentation may come from an Illumina Affiliate, which Partner shall honor as if they came directly from Illumina so long as Illumina has given written instruction to Partner as to the use of such Illumina Affiliate.

(b)Upon the date that is ninety (90) days after the consummation of a Change in Control of Partner (the “CIC Payment Date”), unless (i) Illumina terminates this Agreement pursuant to Sections 15.2 or 15.4 prior to such CIC Payment Date, (ii) Partner (or its acquiror or successor) has given notice of termination of this Agreement pursuant to Sections 15.2 or 15.3 prior to the CIC Payment Date, or (iii) Partner’s acquirer or successor (including any Affiliate thereof) is, as of the time of the consummation of such Change In Control, already party to an agreement with Illumina concerning Illumina’s development of an in vitro diagnostic assay pursuant to which such acquirer or successor has an active development program (which program is evidenced by an active project schedule, statement of work, or similar documentation appended to the agreement), Partner (or its acquirer or successor) will pay Illumina $*** due within 30 days of the CIC Payment Date upon Illumina issuing an invoice therefor.

6.2Disputes; Late Payments.  In the event that Partner does not make a payment of an undisputed amount within forty-five (45) days after the date of the applicable invoice, Illumina will send a payment reminder to Partner, and may apply interest on the outstanding amount owed to Illumina for the period that commences on the date Partner receives Illumina’s payment reminder (inclusive) and ends on the payment date (exclusive). Interest for such undisputed late payments shall be calculated based on the actual number of days in the interest period divided by 360 at the annual rate of the Bank Prime Loan rate (as quoted in Federal Reserve Bulletin H.15 or a successor bulletin thereto) plus one percent (1%).

6.3Sunshine Act.  Illumina and Partner acknowledge that they both may be “Applicable Manufacturers” pursuant to the Physician Payment Sunshine Act and may have certain duties to track and report payments and transfers of value to “Covered Recipients”, as those terms are defined by the Centers for Medicare & Medicaid Services, or a successor entity thereto. To the extent either Party has reporting obligations under the Physician Payment Sunshine Act, upon the reasonable request of the reporting Party the other Party will provide such reporting Party with complete and accurate information about payments or transfers of value in relation to the activities under this Agreement that are reportable thereunder.

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6.4Taxes.  All amounts payable by Partner to Illumina pursuant to this Agreement will be paid free and clear of any and all taxes, except for any withholding taxes required by applicable Law.  Except as provided in this Section 6.4, Illumina will be solely responsible for paying any and all taxes (other than withholding taxes required by applicable Law to be deducted from such payments and remitted by Partner) levied on account of, or measured in whole or in part by reference to, any payments it receives.  Partner will deduct or withhold from payments to Illumina any taxes that it is required by applicable Law to deduct or withhold.  Notwithstanding the foregoing, if Illumina is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it will deliver to Partner or the appropriate governmental authority (with the assistance of Partner to the extent reasonably requested in writing by Illumina) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Partner of its obligation to withhold such tax and Partner will apply the reduced rate of withholding or dispense with withholding, as the case may be.  If, in accordance with the foregoing, Partner withholds any amount, it will pay to Illumina the remaining balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Illumina proof of such payment within ten (10) days following such payment.

6.5Books and Records.

(a)For a period of 8 years from the date of their creation, Illumina will maintain complete and accurate books and records regarding the amounts invoiced to Partner pursuant to this Agreement.  During such period, an independent certified public accounting firm of nationally recognized standing, selected by Partner and reasonably acceptable to Illumina, at Partner’s expense, will have the right to inspect and audit such books, records of Illumina as may be reasonably necessary to verify the accuracy of the invoices submitted by Illumina under this Agreement for any year ending not more than twenty-four (24) months prior to the date of Partner exercising such right.  Partner may exercise such right once per calendar year (provided that the foregoing limit will not apply if the immediately prior inspection and audit revealed any non-compliance or incorrect invoicing).  Any such inspection and audit will be conducted during regular business hours and in a manner that minimizes interference with Illumina’s normal business activities.  The accounting firm will be subject to Illumina’s standard confidentiality obligations and will disclose to Partner only whether the invoices are correct or not and the specific details concerning any discrepancies.  No other information will be shared.

(b)If such an inspection and audit reveals an overpayment of any amounts payable by Partner, then Illumina will promptly remit the full amount of such overpayment to Partner, including interest calculated in accordance with Section 6.2.  If the overpaid amount exceeds seven percent (7%) of the amounts properly payable by Partner for the period audited, then Illumina will also pay Partner’s reasonable costs of conducting the inspection and audit.  If an inspection and audit reveals that additional amounts were owed during the audited period, Partner will pay such additional amounts within thirty (30) days of the date Partner receives the accounting firm’s written report so concluding.

(c)Partner will treat all financial and other information subject to review under this Section 6.5 as Illumina’s Confidential Information.

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7.CONFIDENTIAL INFORMATION

7.1Disclosure and Use Restriction.

(a)Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Receiving Party will keep confidential and may not publish or otherwise disclose or transfer the Disclosing Party’s Confidential Information to any Third Party.  The Receiving Party may disclose the Disclosing Party’s Confidential Information only to its Advisors and Representatives who are bound by professional confidentiality and non-use restrictions or written confidentiality and non-use restrictions at least as restrictive as those set forth in this Agreement and who have a specific need to know in order for the Receiving Party to be able to perform its obligations and exercise its express rights under this Agreement, and only to the extent necessary for such purpose.  Each Party will be responsible for any conduct by its respective Advisors and Representatives that constitutes a breach of this Section 7 or that would be a breach of this Section 7 by such Party had such Party engaged in such conduct itself.  Such conduct will be deemed and is a breach of this Agreement by such Party.  The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than a reasonable standard of care) to ensure that it and its Advisors and Representatives do not disclose or make any unauthorized use of the Disclosing Party’s Confidential Information.  The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information.

(b)Term.  The confidentiality and non-use obligations in this Agreement with respect to the Disclosing Party’s Confidential Information will continue throughout the Term and for seven (7) years thereafter.

7.2Authorized Disclosure.  The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent that such disclosure is:

(a)made in response to a valid order of a court of competent jurisdiction or other governmental authority; provided, however, that the Receiving Party will, to the extent permitted by Law, give written notice to the Disclosing Party within five (5) business days of receipt of such order and give the Disclosing Party a reasonable opportunity to quash or limit the scope of such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental authority or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or limited in scope, or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental authority will be limited to that information which is legally required to be disclosed in response to such court or governmental authority;

(b)otherwise required by Law; provided, that the Receiving Party: (i) promptly notifies the Disclosing Party of the specifics of such requirement (providing a copy of the Confidential Information to be disclosed) at least thirty (30) days before the actual disclosure (or as soon as reasonably possible

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before the actual disclosure if such thirty (30) day prior notice is impractical under the circumstances) or promptly after actual disclosure if prior disclosure is impractical under the circumstances; (ii) discloses only the minimal information necessary to satisfy such requirement; (iii) reasonably cooperates with the Disclosing Party to prevent or limit such disclosure; and (iv) provides the Disclosing Party with a copy of Confidential Information actually disclosed; or

(c)made by the Receiving Party with the prior written consent of the Disclosing Party; or

(d)to bona fide actual or potential investors, acquirors, or licensees of a Receiving Party (i) in the case of Partner as the Receiving Party, consists of the terms of this Agreement and any Project Schedule, Illumina Project Results or Joint Project Results or (ii) in the case of Illumina as the Receiving Party, consists of the terms of this Agreement and any Project Schedule, Partner Project Results or Joint Project Results; provided that, in each case, (a) such Person is bound by professional confidentiality and non-use restrictions or written confidentiality and non-use restrictions at least as restrictive as those set forth in this Agreement; (b) such Confidential Information may only be used by such Person for purposes of evaluating an existing or potential investment, acquisition, or license with the Receiving Party (which, in the case of the license, relates to the Parties’ activities under this Agreement); and (c) the Receiving Party will be responsible for any conduct by any such Person that constitutes a breach of this Section 7 or that would be a breach of this Section 7 by the Receiving Party had the Receiving Party engaged in such conduct itself, and such conduct will be deemed and is a breach of this Agreement by such Party.

7.3Authorized Use.  The Receiving Party may use the Disclosing Party’s Confidential Information solely to the extent necessary for the Receiving Party to perform its obligations and exercise its express rights under this Agreement, and such use will be otherwise subject to all restrictions and limitations set forth in this Agreement.

7.4Agreement; Publicity.  The existence and terms of this Agreement are both Parties’ Confidential Information.  Subject to Section 7.2 and Section 7.5, each Party must obtain the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) on all press releases or other public announcements or disclosures relating to this Agreement, provided that a Party is not required to obtain prior written consent of the other Party for press releases or public disclosures that repeat information that has been previously publicly disclosed pursuant to this Section 7.4.

7.5SEC Filings and Other Disclosures.  Either Party may disclose the terms of this Agreement and make any other public written disclosure regarding the existence of, or performance under, this Agreement, to the extent required to comply with applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental authority, securities exchange or securities regulator in any applicable country.  Before disclosing this Agreement or any of the terms hereof pursuant to this Section 7.5, the Parties shall consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the disclosing Party providing as much advance notice as is feasible under the circumstances, and giving consideration to the timely comments of the other Party.  Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 7.5, such Party shall, at its own expense, seek such

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confidential treatment of confidential portions of this Agreement and such other terms as it reasonably determines, giving consideration to the comments of the other Party pursuant to the preceding sentence.

7.6Publications.  Each of Illumina and Partner (each, a “Submitting Party”) shall have the right to publish or present Project Results, subject to the prior review and written approval of the other Party (the “Reviewing Party”), which approval shall not be unreasonably withheld, conditioned or delayed.  The Submitting Party will provide the Reviewing Party with the opportunity to review any proposed abstract, manuscript, or presentation which discloses the Project Results .  The Submitting Party will provide the Reviewing Party with the opportunity to review any proposed abstract, manuscript or presentation which discloses the Project Results by delivering a copy thereof to the Reviewing Party not less than forty five (45) days before its intended submission for publication or presentation.  The Reviewing Party will have thirty (30) days from its receipt of any such abstract, manuscript or presentation in which to notify the Submitting Party in writing of any specific objections to the disclosure, including objections based on either the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information of the Reviewing Party.  In the event the Reviewing Party objects to the disclosure on such grounds, the Submitting Party agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Reviewing Party is given a reasonable additional period of time (not to exceed an additional ninety (90) days) to seek patent protection for any material in the disclosure which the Reviewing Party believes is patentable or, in the case of Confidential Information, to allow the Submitting Party to delete any Confidential Information of the Reviewing Party from the proposed disclosure.  The Submitting Party agrees to delete from the proposed disclosure any Confidential Information of the Reviewing Party upon request.

7.7Post-Termination.  Following expiration or termination of this Agreement for any reason, upon the request of the Disclosing Party, the Receiving Party will, at the Disclosing Party’s option: (a) return all materials containing the Disclosing Party’s Confidential Information to the Disclosing Party; or (b) destroy all materials containing the Disclosing Party’s Confidential Information and certify such destruction in writing to the Disclosing Party; provided that the Receiving Party will be authorized to retain one copy in its legal department for the purpose of determining any continuing obligation with respect thereto.  Notwithstanding the foregoing, the Receiving Party will not be required to destroy or delete electronic copies (including emails) that have become embedded in its electronic storage systems through routine backup processes.  Any Confidential Information so retained will continue to be held pursuant to all of the confidentiality, non-use, and other terms of this Agreement.

8.INTELLECTUAL PROPERTY OWNERSHIP

8.1Ownership of Background IP. Each Party (and its respective Affiliates) will own all right, title and interest in and to its (and their) respective Background IP. Each Party acknowledges and agrees that, except for the licenses expressly granted in Section 9 below, in a Project Schedule, or as part of a Replacement Diagnostic Solution, neither Party (nor their respective Affiliates) will have any rights to, or licenses under, the other Party’s Background IP.

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8.2Ownership of Project Results.  Ownership of Project Results will be determined as follows: (a) Partner will own (i) all Project Results that relate directly to the Partner Product, including Clinical Outcomes Data, and that do not relate to an Assay, the Assay Performance Data or the Illumina Platform Technology (“Partner Product Results”), and (ii) any Project Results that are not Partner Product Results, Illumina Platform Results or Joint Product-Platform Results and are made, invented, conceived, created, authored, or developed solely by employees or contractors of Partner (or its Affiliates) ((a)(i) and (ii) collectively, “Partner Project Results”), (b) Illumina will own (i) all Project Results that relate directly to an Assay or the Illumina Platform Technology, including Assay Performance Data, and that do not relate to the Partner Product (collectively, “Illumina Platform Results”), and (ii) any Project Results that are not Partner Product Results, Illumina Platform Results or Joint Product-Platform Results and are made, invented, conceived, created, authored, or developed solely by employees or contractors of Illumina (or its Affiliates) ((b)(i) and (ii) collectively, “Illumina Project Results”), and (c) the Parties will jointly own (i) all Project Results that relate to both (A) the Partner Product and (B) an Assay, the Assay Performance Data or the Illumina Platform Technology (“Joint Product-Platform Results”) and (ii) all other Project Results that are not Partner Project Results, Illumina Project Results or Joint Product-Platform Results and are made, invented, conceived, created, authored, or developed jointly by the employees or contractors of Illumina (or its Affiliates) and Partner (or its Affiliates) ((c)(i) and (ii) collectively, “Joint Project Results”), with each Party having an undivided one-half interest in and to such Project Results, with the right to use, practice, license and otherwise Exploit, and assign its interest in, such Joint Project Results without the consent of or a duty of accounting to the other Party.  Partner Project Results will be Partner Confidential Information. Illumina Project Results will be Illumina Confidential Information. The Joint Project Results will be each Party’s Confidential Information; provided, however, that a Party may disclose Joint Project Results to an actual or potential licensee of such Joint Project Results in accordance with Section 7.2(d).  Each Party will be responsible for any conduct by its sublicensee that constitutes a breach of Section 7 or that otherwise would cause such Party to be in breach of Section 7 had it performed such acts itself, and such conduct will be a breach of this Agreement by such Party.

8.3Transfer of Project Results. Acting under the oversight of the JDC or JSC as applicable, each Party will promptly disclose all Project Results to the other Party.  Illumina will promptly provide all Partner Project Results to Partner and hereby assigns and agrees to assign all of its right, title, and interest in such Partner Project Results, to Partner. Partner will promptly provide all Illumina Project Results to Illumina and hereby assigns and agrees to assign all of its right, title, and interest in such Illumina Project Results to Illumina. Acting under the oversight of the JDC or JSC as applicable, each Party will promptly provide to the other Party all Joint Project Results (and to the extent necessary to effect joint ownership thereof, hereby assigns an undivided one-half interest in and to such Project Results to the other Party). Each Party will, upon the reasonable request by the other Party and at the other Party’s cost and expense, promptly execute any and all documents deemed necessary or appropriate by the other Party to memorialize, effect or perfect the assignments under this Section 8.3 throughout the world.

8.4Ownership of Inventions. Acting under the oversight of the JPC or JSC as applicable, the Parties will promptly notify each other in confidence of any Inventions. Inventorship will be determined according to US patent law (without reference to any conflict of law principles).  Ownership of Inventions will be determined by the following provisions: (a) Partner will own (i) all Inventions (regardless of

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inventorship) that relate directly to the Partner Product or the Clinical Outcomes Data and that do not relate to an Assay, the Assay Performance Data or the Illumina Platform Technology (“Partner Product Inventions”) and (ii) any Inventions that are not Partner Product Inventions, Illumina Platform Inventions or Joint Product-Platform Inventions and are made, invented, conceived, created, authored, or developed solely by employees or contractors of Partner (or its Affiliates) ((a)(i) and (ii) collectively, “Partner Inventions”), (b) Illumina will own (i) all Inventions (regardless of inventorship) that relate directly to an Assay, Assay Performance Data, or the Illumina Platform Technology and that do not relate to the Partner Product or the Clinical Outcomes Data and (ii) any Inventions that are not Partner Product Inventions, Illumina Platform Inventions or Joint Product-Platform Inventions and are made, invented, conceived, created, authored, or developed solely by employees or contractors of Illumina (or its Affiliates) ((b)(i) and (ii) collectively, “Illumina Inventions”); and (c) the Parties will jointly own (i) all Inventions that relate to both (A) the Partner Product and (B) an Assay, the Assay Performance Data or the Illumina Platform Technology (“Joint Product-Platform Inventions”) and (ii) all other Inventions made, invented, conceived, created, authored, or developed jointly by the employees or contractors of Illumina (or its Affiliates) and Partner (or its Affiliates) and that are not Partner Inventions, Illumina Inventions or Joint Product-Platform Inventions ((c)(i) and (ii) “Joint Inventions”), with each Party having an undivided one-half interest in and to such Joint Inventions, with the right to use, practice, license and otherwise Exploit, and assign its interest in such Joint Inventions without the consent of or a duty of accounting to the other Party.

8.5Transfer of Inventions. Where applicable under Section 8.4, each Party agrees to and does hereby assign any and all (or an undivided one-half interest in) right, title, and interest in such Inventions to the other Party to the extent necessary to effect the ownership provisions of Section 8.4. Each Party agrees, upon request by the other Party, to promptly execute any and all documents deemed necessary or appropriate by the other Party to memorialize, effect, or perfect the assignments under this Section 8.5 throughout the world.

8.6Background IP and Patents Claiming Inventions. As between the Parties, Illumina will have the right, but no obligation, to prosecute, maintain, control, license, enforce, and defend worldwide, at its own expense, Background IP Controlled by Illumina and any Patents claiming Illumina Inventions. As between the Parties, Partner will have the right, but no obligation, to prosecute, maintain, control, license, enforce, and defend worldwide, at its own expense, Background IP Controlled by Partner and any Patents claiming Partner Inventions.

8.7Prosecution and Maintenance of Joint Patents. In accordance with Section 10.5, the JPC will be responsible for planning and coordinating the prosecution and maintenance of any Patents claiming or covering any Joint Inventions (the “Joint Patents”). In the event that one of the Parties does not wish to prosecute or maintain a Joint Patent (“Non-Participating Party”), the Non-Participating Party may choose to either (a) share the costs of the prosecution and maintenance of the Joint Patent as agreed to by the JPC; or (b) assign the Non-Participating Party’s interest in the Joint Patent to the other Party, subject to a fully paid, royalty-free, non-exclusive, non-transferable, worldwide, irrevocable, perpetual, license under the rights in such Joint Patent to Exploit products and services.  The non-exclusive license to the Non-Participating Party under this Section 8.7 may not be sub-licensed by the Non-Participating

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Party, except to (y) Affiliates of the Non-Participating Party and (z) any Third Party engaged in the development, manufacture, or Commercialization of a Partner Product (in the case of Partner) or an Assay (in the case of Illumina). Each Party agrees, upon the reasonable request of the other Party, to cooperate with such other Party in connection with such other Party’s rights and obligations under this Section 8.7, including by executing papers and providing affidavits and declarations that cannot be prepared by such other Party alone.

9.LICENSES

9.1Research and Development Licenses.

(a)Partner Generic Assay License to Illumina. Subject to the terms of this Agreement, Partner hereby grants Illumina a paid-up, royalty-free, non-exclusive license under Partner’s Background IP, for the sole purpose of researching and developing each IUO Assay and IVD Assay and otherwise performing its activities, in each case, under and in accordance with each Project Schedule during the term thereof. The license granted in this Section 9.1(a) is not sublicensable, except to Illumina’s Affiliates and any Third Party engaged in the research and development of each IUO Assay and IVD Assay and otherwise in performing Illumina’s activities, in each case, under and in accordance with each Project Schedule.

(b)Partner Product Specific License to Illumina. Subject to the terms of this Agreement, Partner hereby grants Illumina a paid-up, royalty-free, non-exclusive license under the Partner Inventions and Partner Project Results for the sole purpose of researching and developing each IUO Assay and IVD Assay and otherwise performing its activities, in each case, under and in accordance with each specific Project Schedule during the term thereof. The license granted in this Section 9.1(b) is not sublicensable, except to Illumina’s Affiliates and any Third Party engaged in the development, manufacture or Commercialization and other Exploitation of each IUO Assay and IVD Assay and otherwise performing Illumina’s activities, in each case, under and in accordance with each Project Schedule.

9.2Commercialization Licenses.

(a)Project Invention License to Partner.  In the event that Illumina or its Affiliate files a Patent (or has filed a Patent), arising from Inventions generated in the performance of a Project that would prevent Partner from Exploiting the Partner Product for use solely with the applicable IVD Assay, Illumina hereby grants to Partner a worldwide, perpetual, fully-paid, royalty-free, non-exclusive license, with right to sub-license, solely to Exploit the Partner Product for use with the applicable IVD Assay.

(b)Project Invention License to Illumina. In the event that Partner or its Affiliate files a Patent (or has filed a Patent), arising from Inventions generated in the performance of a Project that would prevent Illumina from Exploiting any Assay, then Partner hereby grants to Illumina a worldwide, perpetual, fully-paid, royalty-free, non-exclusive license, with the right to sub-license, under the rights in such Patent to Exploit (i) the IUO Assays or IVD Assays solely with the applicable Partner Product, or (ii) any other Assay solely for research or investigational use.

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(c)Partner Assay Background IP License to Illumina. Partner hereby grants to Illumina a worldwide, perpetual, fully paid, royalty-free, irrevocable, non-exclusive license or sublicense, under any Partner Assay Background IP, to Exploit the IUO Assays or IVD Assays developed under this Agreement for use with a Partner Product.

9.3No Other Rights; No Implied Licenses. Only the licenses and other rights expressly granted by one Party to the other Party under terms of this Agreement (including any Project Schedule) are of any legal force or effect. No other licenses or other rights are granted, conveyed or created (whether by implication, estoppel or otherwise).

10.MANAGEMENT

10.1Committees; Generally.

(a)Membership and Decisions. Each Party will only appoint as representatives to a Committee those of its employees who have appropriate experience, knowledge, and ongoing familiarity with the Projects in their then current phases. Each Party will be free to replace such representatives upon prior written notice to the other Party. Unless set forth to the contrary by the Parties, decisions of (including approval by) each Committee will be by consensus, with each Party having one (1) vote.

(b)Meetings. The JSC will meet (either in person, telephonically, or via video conference) not less than twice per year or at such other frequency as agreed by the JSC; other Committees will meet as directed by the JSC. Additional representatives of the Parties may from time to time be invited to attend Committee meetings, subject to the other Party’s prior consent (email acceptable) which may not be unreasonably withheld. On a meeting by meeting basis, choice of the meeting location will alternate between the Parties, and the chair of each Committee will alternate between a representative of Partner and a representative of Illumina. Each Party will bear its own expenses related to the attendance of meetings by its representatives on each of the committees.

(c)Management and Administration. Illumina shall record minutes of the meetings and draft minutes of the meetings of each Committee, which will be generated and circulated to its members within two (2) weeks following each meeting and finalized by the applicable Committee promptly thereafter.

10.2Joint Steering Committee.

(a)Membership and Powers. Within thirty (30) days after the Effective Date, the Parties will form a joint steering committee (“Joint Steering Committee” or “JSC”) comprised of three representatives of each Party (to be designated by each Party in its sole discretion). At this time the Parties will designate the initial members of the JSC. The Joint Steering Committee may form a sub-committee Joint Steering Committee for each Project.

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(b)Responsibilities. The role of the JSC is to manage and optimize the collaboration between the Parties on Projects in accordance with this Agreement and each applicable Project Schedule. The JSC’s responsibilities and decision-making authority will include the following functions: (i) facilitating the transfer of information and data related to development, Commercialization, and Regulatory Approval processes, (ii) facilitating the cooperation of the Parties, when requested, to provide information and support, (iii) facilitating coordinated interpretation of Clinical Trial data, (iv) discussing freedom to operate aspects (subject to the Parties entering into a common interest agreement), (v) coordinating planned marketing activities, (vi) forming additional committees, (vii) resolving disputes escalated by any other Committees, and (viii) taking such other actions as may be specifically allocated to the JSC by the Parties from time to time. In the event that the JSC is unable to resolve a dispute arising hereunder (including any dispute escalated from another Committee) within 15 days, then such dispute will be escalated to senior executives of the Parties pursuant to Section 16.2.

10.3Joint Development Committee.

(a)General. Upon the request of either Party, the JSC will form a joint development committee (a “Joint Development Committee” or “JDC”) for each Project. The JDC will have the role and responsibilities and decision-making authority as set forth below.

(b)Responsibilities. The JDC will be responsible for reviewing and reporting on the progress of each Project and ensuring that each Project proceeds according to the timelines set forth in the applicable Project Schedule. The JDC will be informed of, and each Party will reasonably and in good faith consider the other Party’s views on, the following decisions prior to submission of the relevant documents to Regulatory Authorities or finalization of such decisions: (i) approval of the requirements for the IVD Assay; (ii) approval of the Labeling (including the “Intended Use” statement to be submitted in a PMA) to be submitted in a Regulatory Submission or otherwise to be presented to a Regulatory Authority for the IVD Assay; and (iii) the decision regarding the type of approval application to be developed and filed for Regulatory Approval for the IVD Assay (e.g., in the U.S., the decision whether the IVD Assay will be developed for Regulatory Approval under a PMA or a 510(k)). In the event that the JDC is unable to resolve a dispute arising hereunder within 15 days, then such dispute will be escalated to the JSC for resolution.

10.4Joint Commercialization Committee.

(a)General. Upon request by either Party, the Parties will form a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”). The JCC will have at least one representative responsible for marketing from each Party. The JCC will be responsible for planning and coordinating the activities of the Parties with respect to the marketing and distribution of the IVD Assay with the objective of assuring that: (i) the IVD Assay is supplied, marketed, promoted, distributed and otherwise Commercialized in a manner that supports diagnostic testing for the Partner Product, and (ii) the IVD Assay is commercially available in all countries of the applicable Markets in reasonably sufficient quantities.

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(b)Responsibilities. Unless otherwise agreed to in writing by the Parties, the responsibilities of the JCC will include the following activities, to the extent that they involve both the IVD Assay and the Partner Product: (i) discuss, coordinate and align the launch, marketing and Commercialization of the IVD Assay and the Partner Product, including the exchange of information on the objectives, methodology, expected demand, and other considerations; (ii) discuss and coordinate Illumina’s activities supporting the marketing, promotion, distribution and sale of the IVD Assay, such as sales training (including, at Illumina’s discretion, training for Partner sales representatives), promotion, customer service, support, and education activities; (iii) discuss and coordinate possible activities with respect to quality assurance plans (including training and monitoring programs); (iv) discuss and resolve issues concerning shelf-supply and emergency stocks of IVD Assay; (v) review and approve any additional Commercialization activities and associated payments in accordance with the provisions of this Agreement relating to such activities and payments; and (vi) such other activities as mutually agreed between the Parties from time to time. In the event that the JCC is unable to resolve a dispute arising hereunder within 15 days, then such dispute will be escalated to the JSC for resolution.

10.5Joint Patent Committee.

(a)General. Upon request by either Party, the Parties will form a joint patent committee for a Project (the “Joint Patent Committee” or “JPC”) comprised of one or more representatives of each Party, to be designated by each Party in its sole discretion; provided, that at least one representative is a licensed patent attorney with relevant technology expertise.  Upon request by either Party, the Parties will in good faith negotiate a common interest agreement with respect to the activities of the JPC.

(b)Responsibilities. The JPC will be responsible for planning and coordinating the activities of the Parties with respect to matters involving Joint Inventions and Joint Patents as follows: (i) allocating responsibility for prosecution of applications for Joint Patents, (ii) providing the Parties with copies of material communications submitted to, and received from, any Patent authority regarding Joint Inventions and Joint Patents, (iii) providing drafts of any material filings or responses to be made to such Patent authorities a reasonable amount of time in advance of submitting such filings or responses so that the Parties may have an opportunity to review and comment, (iv) ensuring that Joint Patents are not abandoned or not maintained without both Parties’ consent, (v) monitoring Third Party infringement of any Joint Patents, misappropriation or misuse of any Know-How that is subject to this Agreement, or Third Party Claims contesting the validity or enforceability of any Joint Patents, (vi) enforcing Joint Patents. In the event that the Parties cannot agree on the responsibilities set forth in this Section 10.5(b) or are otherwise unable to resolve a dispute arising hereunder, in each case, within 15 days, such Dispute will be escalated to the JSC for resolution.

10.6Committee Restrictions. As further specified in this Agreement and each Project Schedule, Partner will be responsible for development and Commercialization of the Partner Product and Illumina will be responsible for development and Commercialization of the IVD Assay. No Committee will have the power or authority to amend the terms and conditions of this Agreement.  Without limiting the foregoing, each Party acknowledges and agrees that the Committees do not have authority to assume,

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create or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, either Party or waive any right on behalf of either Party.

11.NON-EXCLUSIVITY

The Parties’ relationship under this Agreement is non-exclusive.  Each Party may enter into similar arrangements with Third Parties.  Nothing in this Agreement will be construed as restricting either Party’s ability to acquire, license, develop, manufacture, or distribute for itself, or have others acquire, license, develop, manufacture, or distribute for such Party, similar technology and products performing the same or similar functions as the technology and products subject to this Agreement, or to market and distribute such similar technology and products in addition to, or in lieu of, the technology and products subject to this Agreement; provided that such Party complies with all terms and conditions of this Agreement.  For the avoidance of doubt, this Agreement does not restrict Illumina’s rights, as they exist as of the Effective Date, to develop, Commercialize, and otherwise Exploit any Assay(s) (other than any IUO Assay or IVD Assay developed under a Project which shall be subject to the terms of this Agreement) or Illumina Platform Technology to any Third Parties.

12.REPRESENTATIONS AND WARRANTIES

12.1Mutual representations, warranties and covenants.  Each Party hereby represents and warrants as of the Effective Date and, to the extent applicable, covenants to the other Party that:

(a)it is a corporation duly incorporated, validly existing, and in good standing;

(b)it has taken all necessary actions on its part to authorize the execution, delivery, and performance of the obligations undertaken in this Agreement, and no other corporate actions are necessary with respect thereto;

(c)it is not a party to any agreement or understanding and knows of no law or regulation that would prohibit it from entering into and performing this Agreement;

(d)when executed and delivered by it, this Agreement will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with this Agreement’s terms;

(e)it is duly licensed, authorized, or qualified to do business and is in good standing in every jurisdiction in which a license, authorization, or qualification is required for it to perform its obligations under this Agreement;

(f)it has, and throughout the Term, will retain the unconditional and irrevocable right, power, and authority to grant the applicable rights and licenses provided for under this Agreement;

(g)all Samples that it provides to the other Party hereunder will comply with the applicable Sample Requirements.

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12.2No Debarment. Each Party certifies that it will not and has not employed or otherwise used in any capacity the services of any person debarred under Title 21 United States Code Section 335a in performing under this Agreement.

12.3Compliance.

(a)Compliance with Anti-Corruption Laws.  In connection with this Agreement, each Party has complied and will comply with all applicable Laws and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, and any laws enacted to implement the Organization of Economic Cooperation and Development (“OECD”) Convention on Combating Bribery of Foreign Officials in International Business Transactions.

(b)Prohibited Conduct.  In connection with this Agreement, each Party has not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment, or transfer of anything of value, directly or indirectly, to any person or to any Government Official for the purpose of: (i) improperly influencing any act or decision of the person or Government Official; (ii) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (iii) securing any improper advantage; or (iv) inducing the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist either Party in obtaining or retaining business.

(c)Notice of Inspections.  Each Party will provide the other Party with prompt notice of any governmental or regulatory review, audit, or inspection of its facility, processes, or products relating to the subject matter of this Agreement.  Each Party will provide the other Party with the results of any such review, audit or inspection to the extent relating to the subject matter of this Agreement.  Each Party will be given the reasonable opportunity to provide assistance to the other Party in responding to any such review, audit, or inspection.

(d)Compliance.  Each Party will comply with all applicable Laws in performing under this Agreement.

(e)Requests for Information.  Each Party will use reasonable efforts to comply with requests for disclosure of information, including answering questionnaires and narrowly tailored inquiries, to enable the other Party to ensure compliance with all applicable Laws.

THE REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS, IMPLIED, OR STATUTORY, AND, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR FOR NON-INFRINGEMENT OF A

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PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHTS.  WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, (I) IN THE CASE OF BOTH PARTIES, THAT THE OBJECTIVES OF ANY PROJECT OR ANY RESEARCH OR DEVELOPMENT OBJECTIVE HEREUNDER CAN OR WILL BE ACHIEVED, OR AS TO THE TIMING OR COST AND EXPENSE ASSOCIATED WITH THE ACHIEVEMENT OF ANY SUCH OBJECTIVE, (II) IN THE CASE OF PARTNER, WITH RESPECT TO WHETHER ANY PARTNER PRODUCT WILL BE APPROVED FOR COMMERCIAL SALE BY THE APPLICABLE REGULATORY AUTHORITIES OR AS TO THE COMMERCIAL POTENTIAL OR SUCCESS OF ANY PARTNER PRODUCT, AND (III) IN THE CASE OF ILLUMINA, WITH RESPECT TO WHETHER ANY ASSAY WILL BE APPROVED OR CLEARED FOR INVESTIGATIONAL, DIAGNOSTIC, OR COMMERCIAL SALE OR USE BY THE APPLICABLE REGULATORY AUTHORITIES OR AS TO THE COMMERCIAL POTENTIAL OR SUCCESS OF ANY IUO ASSAY OR IVD ASSAY.

13.ALLOCATION OF RISKS

13.1Partner’s Indemnification Obligations.  Partner will defend, indemnify, and hold harmless Illumina, its Affiliates, and their respective officers, directors, representatives, employees, successors, and assigns (“Illumina Indemnitees”), from and against any and all losses, liabilities, damages, fines, and penalties of any and every kind, including legal expenses and reasonable attorneys’ fees (“Losses”) to the extent resulting from any claims, causes of action, or proceedings brought or asserted by a Third Party (“Claims”) resulting from or arising out of any Partner Indemnitee’s: (a) breach of this Agreement; (b) gross negligence or intentional misconduct in performing or failing to perform under this Agreement; (c) violation of applicable Law; and (d) development or Commercialization of a Partner Product, including any claims that such infringe any Third Party IP; in each case except to the extent resulting from, relating to, or arising out of matters for which Illumina is obligated to defend, indemnify, and hold harmless Partner Indemnitees pursuant to Section 13.2.

13.2Illumina’s Indemnification Obligations.  Illumina will defend, indemnify, and hold harmless Partner, its Affiliates, and their respective officers, directors, representatives, employees, successors, and assigns (“Partner Indemnitees”), from and against any and all Losses to the extent resulting from Claims resulting from or arising out of any Illumina Indemnitee’s: (a) breach of this Agreement; (b) gross negligence or intentional misconduct in performing or failing to perform under this Agreement; (c) violation of applicable Law; (d) development or Commercialization of an IUO Assay or IVD Assay, including any claims that such infringe any Third Party IP; or (e) any claims that the Illumina Platform Technology infringe any Third Party IP; in each case except to the extent resulting from, relating to, or arising out of matters for which Partner is obligated to defend, indemnify, and hold harmless Illumina Indemnitees pursuant to Section 13.1.

13.3Indemnification Procedures.  Each Party’s obligations under Sections 13.1 and 13.2 are conditioned on the Party seeking indemnification: (a) giving the indemnifying Party prompt written notice of the Claim; provided, however, that failure to provide such notice will not relieve the indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperating with the indemnifying Party, at the indemnifying Party’s expense, in connection with the defense and settlement of the Claim, including

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providing accurate and complete information reasonably requested by the indemnifying Party; and (c) permitting the indemnifying Party to solely control the defense and settlement of the Claim; provided, however, that the indemnifying Party may not settle the Claim, enter into or otherwise consent to an adverse judgment or order, or make any admission as to liability or fault that would adversely affect the indemnified Party, without the indemnified Party’s prior written consent, which will not be unreasonably withheld or delayed.  Further, the indemnified Party will have the right to participate (but not control) and be represented in any suit or action by counsel of its selection at its own cost.

13.4Product-related Indemnification.  Notwithstanding anything in this Agreement to the contrary, Illumina’s defense, indemnification, and hold harmless obligations with respect to Instruments and associated consumables, and Partner’s purchase and use of such products, are limited solely to those obligations expressly provided in the Standard Terms for such products, and such terms will supersede and control over any other indemnification obligations of Illumina provided in this Agreement.  Furthermore, neither Party will be entitled to any duplicative recovery under this Agreement and the Standard Terms.

14.LIMITATIONS ON LIABILITIES

14.1EXCEPT AS STATED IN SECTION 14.3, AND EXCEPT WITH RESPECT TO DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN SECTION 7 OR TO THE EXTENT ANY AMOUNTS ARE REQUIRED TO BE PAID FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER SECTION 13, BUT OTHERWISE TO THE FULLEST EXTENT PERMITTED BY LAW, IN NO EVENT WILL A PARTY BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER ARISING OR CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, MISREPRESENTATION, BREACH OF STATUTORY DUTY, OR OTHERWISE).

14.2EXCEPT AS STATED IN SECTION 14.3 BELOW, AND EXCEPT TO THE EXTENT ARISING FROM A PARTY’S DEFENSE AND INDEMNIFICATION OBLIGATIONS UNDER SECTION 13, BUT OTHERWISE TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY’S CUMULATIVE LIABILITY UNDER OR ARISING OUT OF THIS AGREEMENT, INCLUDING ANY CAUSE OF ACTION IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, MISREPRESENTATION, BREACH OF STATUTORY DUTY, OR OTHERWISE, WILL NOT EXCEED ($*** USD).

14.3NOTWITHSTANDING SECTION 14.1 AND 14.2 AND ANYTHING TO THE CONTRARY, THIS AGREEMENT DOES NOT LIMIT LIABILITY OF EITHER PARTY FOR ANY INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY OR SUCH PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, OR BREACH OF SECTION 7.

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14.4THE LIMITATIONS OF LIABILITY IN THIS SECTION 14 APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

15.TERM AND TERMINATION

15.1Term.  The term of this Agreement will begin on the Effective Date and continue until December 31, 2026 (the “Initial Term”), and thereafter will renew automatically for one (1) year terms (each such renewal term, a “Renewal Term”, and collectively, and together with the Initial Term, the “Term”), unless terminated earlier in accordance with this Section 15 or by either Party upon written notice to the other Party not less than ninety (90) days before the end of the Initial Term or then-current Renewal Term (as applicable).

15.2Termination for Cause.

(a)Mutual Termination for Cause Rights. Either Partner or Illumina may terminate this Agreement and all Project Schedules by written notice to the other Party, in the event that the other Party has failed to cure its breach of a material provision of this Agreement (or a Project Schedule) within sixty (60) days of its receipt of written notice of such breach. Either Partner or Illumina also may terminate this Agreement (and all Project Schedules) by written notice to the other Party, if the other Party becomes Insolvent (as defined below), makes or has made an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against it (except for involuntary bankruptcies which are dismissed within one hundred twenty (120) days) or has a receiver or trustee appointed for substantially all of its property. For purposes of this Agreement, “Insolvent” with respect to a Party means that such Party fails generally to pay its debts as they become due (unless those debts are subject to a good-faith dispute as to liability or amount) or acknowledges in writing that it is unable to do so. Regardless of which Party terminates under this Section 15.2(a), Illumina may cease performing all work not necessary for the orderly close-out of the Project and for fulfillment of any regulatory requirements required by applicable Law to terminate the Project.

(b)Effect of Termination by Partner for Cause. If Partner terminates this Agreement for cause pursuant to Section 15.2(a), upon Partner’s request in addition to any other remedies Partner may have under applicable Laws, the Parties will promptly meet to negotiate in good faith a close-out Project Schedule. Partner will pay Illumina any amounts due for Project activities performed prior to or in connection with such termination.

(c)Effect of Termination by Illumina for Cause. If Illumina terminates this Agreement for cause pursuant to Section 15.2(a), in addition to any other remedies Illumina may have under applicable Laws, Partner will pay Illumina all amounts due for Project activities performed prior to or in connection with such termination, reasonable amounts related to wind-down of the Project(s) (including non-cancellable expenses already incurred and inventory costs that cannot be reallocated to other projects),

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the amount budgeted for Project activities planned for three (3) months after the date of the termination notice up to $***, and any applicable termination fees specified in the Project Schedule(s).

15.3Termination by Partner Other Than for Cause.

(a)Termination Rights. Partner may terminate any individual Project Schedule (i) for convenience upon ninety (90) days prior written notice to Illumina or (ii) upon thirty (30) days prior written notice to Illumina in the event of (A) a Drug Development Failure; or (B) the further development or Regulatory Approval of the IVD Assay under the respective Project becomes impractical.

(b)Effect of Partner Termination. In the event of a termination by Partner under Section 15.3(a), with regard to the terminated Project(s): (i) Illumina will cease performing all work not necessary for the orderly close-out of the applicable Project, (ii) Illumina will wind down such Project(s) in accordance with all regulatory requirements required by applicable Law to terminate the Project, and (iii) Partner will pay Illumina all amounts due for Project activities performed prior to or in connection with the termination of such Project, reasonable amounts related to wind-down of the Project (including non-cancellable expenses already incurred and inventory costs that cannot be reallocated to other projects), the amount budgeted for Project activities planned for three (3) months after the date of the termination notice up to $*** (including portions of Milestone payments corresponding to Milestones planned to be achieved during such period), and any applicable termination fees specified in the Project Schedule(s).

15.4Termination by Illumina Other Than for Cause.

(a)Termination Rights. Any Project hereunder may be terminated by Illumina upon sixty (60) days written notice if: (i) Partner either does not provide reasonable assurance that it intends that the Labeling proposed for the IVD Assay will reference the Partner Product, or if Partner files for Regulatory Approval of the Partner Product without requesting that Illumina also file for Regulatory Approval of the IVD Assay with Labeling that references the Partner Product, (ii) prior to Design Lock for the IVD Assay, proceeding with the Project would require alterations to the Illumina Platform Technology not agreed to in the Project Schedule, (iii) a Drug Development Failure occurs; (iv) using Commercially Reasonable Efforts Illumina is not able to obtain a Third Party License for the respective Project that is reasonably required in order for Illumina to conduct the Project on commercially reasonable terms and Illumina has complied with the terms of Section 4.2(b) with respect thereto, (v) the further development of the IUO Assay or IVD Assay under the respective Project becomes impractical for technical reasons despite the use of Illumina’s Commercially Reasonable Efforts, or (vi) there are regulatory barriers that preclude commercially reasonable development of the IUO Assay or IVD Assay.

(b)Termination for Change in Control. Partner will notify Illumina in writing within 5 business days of the consummation of a Change in Control of Partner and will provide Illumina with the name of any parties to the transaction.   If Illumina reasonably determines that the acquiring Person (or any of its Affiliates) in such Change in Control sells, or has announced an intention to sell, instruments for nucleic acid sequencing, Illumina may, in its sole discretion, terminate this Agreement or any Project Schedule

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by written notice to Partner (or its acquirer or successor) within the 45 day period commencing on the date Illumina receives such notice, or if Partner does not so notify Illumina (without limiting Partner’s obligation to notify Illumina) within 90 days of Illumina’s senior executives otherwise receiving credible written notice of such Change in Control.  At any time during the 45 day or 90 day period, respectively, after the consummation of a Partner Change in Control, Partner will promptly (in any event within 3 business days) provide Illumina with either (1) such information concerning the Change in Control as Illumina may reasonably request to enable Illumina to determine if the Change in Control involves any Third Party who (or whose affiliate) sells, or who has announced an intention to sell, instruments for nucleic acid sequencing or (2) an explanation that such information cannot be provided..  Partner, for itself and for the benefit of any acquiror or successor in a Partner Change in Control, shall have the right to claim a Dispute under this Agreement (as provided for under Sections 16.1 and 16.2 hereof) in connection with Illumina’s determination that an acquiring Person sells, or has announced its intention to sell, instruments for nucleic acid sequencing.

(c)Effect of Illumina Termination. In the event of a termination by Illumina under Section 15.4(a) or (b), with regard to the terminated Project(s): (i) the Parties will promptly meet to negotiate in good faith a close-out Project Schedule, (ii) Illumina will cease performing all work not necessary for the orderly close-out of the applicable Project or for the fulfillment of any regulatory requirements required by applicable Law to terminate the Project, and (iii) Partner will pay Illumina any amounts due for Project activities performed prior to or in connection with such termination.

15.5Bankruptcy.  All licenses granted under or pursuant to this Agreement by Partner or Illumina are and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

15.6Return of Materials and Confidential Information. At the earlier of completion or termination of a particular Project (or this Agreement as a whole), and except as otherwise permitted herein or in a Project Schedule, each Party will destroy, or return at the other Party’s expense and election, Project-related Materials and Confidential Information of the other Party. A Party may retain in its legal department copies of the Confidential Information of the other Party for the purpose of determining its rights and obligations hereunder. The provisions of this Section 15.6 will not apply to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup or to Confidential Information or copies thereof which must be stored by the Receiving Party according to provisions of applicable Laws.

15.7Surviving Obligations.  The following provisions will survive any termination or expiration of this Agreement: Sections 1, 5.10, 6, 7, 8, 9.2, 9.3, 13, 14, 15.6, 15.7, 15.8, 16.  The following provisions will survive expiration but not termination of this Agreement: Sections 5.2, 5.7, and 5.9.  Termination or expiration of this Agreement will not relieve the Parties of any liability or obligation that accrued under

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this Agreement before the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have under this Agreement, at Law, or in equity with respect to any breach of this Agreement.

15.8No Damages for Termination or Expiration.  NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION DAMAGES ON ACCOUNT OF PRESENT OR PROSPECTIVE PROFITS, OR ON ACCOUNT OF EXPENDITURES, INVESTMENTS, OR COMMITMENTS MADE IN CONNECTION WITH THIS AGREEMENT, OR IN CONNECTION WITH THE DEVELOPMENT OR MAINTENANCE OF THE BUSINESS OR GOODWILL OF THE OTHER PARTY) BY REASON OF EXPIRATION OF THIS AGREEMENT OR PROPER EXERCISE OF ITS RIGHT TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, AND EACH PARTY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY SUCH DAMAGES.

16.GENERAL

16.1Governing Law.  This Agreement and any dispute, controversy, or claim arising out of, or relating to, this Agreement (each, a “Dispute”) will be governed and construed in accordance with the laws of the State of California, without regard to provisions on the conflicts of laws.  Any legal process to resolve a Dispute will take place in San Diego, California.  The Parties agree that the United Nations Convention on Contracts for the International Sale of goods does not apply to this Agreement.

16.2Dispute Resolution.

(a)Executives.  If the Parties have a Dispute, except as otherwise set forth in Section 10.2, Section 10.3, Section 10.4 or Section 10.5, the Parties will first try to amicably settle such Dispute by delivering a written notice to the other Party with reasonable details of such Dispute (“Notice of Dispute”).  Within five (5) business says of a Notice of Dispute provided to a Party in accordance with Section 16.2, senior executives of each Party will meet in person, or by teleconference, at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.

(b)Jurisdiction.  If the senior executives are unable to resolve the Dispute within thirty (30) days of the Notice of Dispute, then such Dispute shall be resolved by the federal courts in San Diego, California (collectively, the “Courts”).  Each Party (a) irrevocably submits to the exclusive jurisdiction in the Courts for purposes of any action, suit or other proceeding relating to or arising out of this Agreement and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party; provided that either Party may enforce a judgement against the other Party in any applicable jurisdiction. .

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16.3Injunctive Relief; Cumulative Remedies.  Each Party acknowledges that its breach of Section 7, 8, or 9 may cause irreparable injury to the other Party for which monetary damages would not be an adequate remedy, and the other Party will therefore be entitled to seek injunctive relief (including specific performance) with respect to any breach or threatened breach without posting a bond or other security as a condition for obtaining any such relief.  The rights and remedies provided to each Party in this Agreement are cumulative and in addition to any other rights and remedies available to each Party under this Agreement, at Law, or in equity.

16.4Severability; No Waiver.  If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction, subject to the remainder of this Section 16.4.  Upon a determination by a court or arbitrator having jurisdiction that any term or provision of this Agreement is invalid, illegal, or unenforceable, the Parties will negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.  The failure or delay of either Party to exercise any right or remedy provided in this Agreement or to require any performance of any term of this Agreement may not be construed as a waiver, and no single or partial exercise of any right or remedy provided in this Agreement, or the waiver by either Party of any breach of this Agreement, will prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement.  No waiver of any right, condition, or breach of this Agreement will be effective unless in writing and signed by both Parties.

16.5Assignment; Third Party Beneficiaries.  Neither Party may assign or transfer, in whole or in part, this Agreement (including any assignment or transfer by operation of law (including by vesting)) without the prior written consent of the other Party, which consent may not be unreasonably withheld; provided, that either Party may assign or transfer any right or obligation hereunder, in whole or in part, to any of its Affiliates or to its successor to all or substantially all of the business of such Party to which this Agreement relates, whether through a merger, consolidation, sale of stock, sale of assets or other transaction (subject to Sections 6.1(b) and 15.4).  Any assignment or transfer of this Agreement made in contravention of the terms hereof will be null and void.  Subject to the foregoing, this Agreement will be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns. Each Party may delegate, sublicense, and subcontract any or all of its rights and obligations under this Agreement to an Affiliate and, to the extent expressly permitted in this Agreement, to a Third Party; provided that in each case (a) the Party will remain ultimately responsible for the performance of this Agreement, and (b) the Party will be responsible for any conduct by such Affiliate or Third Party that constitutes a breach of this Agreement or that otherwise would cause such Party to be in breach of this Agreement had it engaged in such conduct itself, and such conduct will be a breach of this Agreement by such Party. There are no Third Party beneficiaries to this Agreement and no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person or entity who is not a Party to this Agreement.  The Parties may rescind or terminate this Agreement or vary any of its terms in accordance with their rights under this Agreement and by Law, without the consent of any Third Party.

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16.6Notices.  All notices required or permitted under this Agreement will be in writing, in English, and will be deemed received only when: (a) delivered personally; or (b) one day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, two (2) days after deposit with a commercial express courier specifying two-day delivery, with written verification of receipt.  All notices will be sent to the following or any other address designated by a Party using the procedures set forth in this Section:

If to Illumina:	If to Partner:

Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 Attn: VP, Corporate and Business Development	Kura Oncology, Inc. 12730 High Bluff Drive, Suite 400, San Diego, CA 92130 Attn: Head of Diagnostics

With a copy to: Legalnotices@illumina.com	With a copy to: Legal@kuraoncology.com

16.7Force Majeure. Neither Party will be in breach of this Agreement nor liable for any failure to perform or delay in the performance of this Agreement attributable in whole or in part to any Force Majeure; provided, however, that in each such case the affected Party will use reasonable efforts to avoid such occurrence and to remedy it promptly.  The affected Party will give prompt notice of any such cause to the other Party.  The affected Party will be excused from such of its obligations as it is disabled from performing for a period of up to ninety (90) days; provided, however, that such affected Party commences and continues to take reasonable actions to cure such cause.  Partner’s payment obligations are not affected by this provision except to the extent the Force Majeure affects financial institutions and, as a result, the financial institutions cannot complete the transaction necessary for Partner to satisfy its payment obligations.

16.8Entire Agreement; Amendment.  This Agreement (including all Project Schedules), together with the Standard Terms, represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties with respect to the subject matter of this Agreement.  The Parties acknowledge and agree that by entering into this Agreement, they do not rely on any statement, representation, assurance, or warranty of any Person other than as expressly set out in this Agreement.  Each Party agrees that it will have no right or remedy (other than for breach of contract) in respect of any statement, representation, assurance, or warranty (whether made negligently or innocently) other than as expressly set forth in this Agreement.  Nothing in this Section 16.8 will exclude or limit liability for fraud.  No amendment to this Agreement (including changes to any Project Schedule or addition of any Project Schedule) will be effective unless in writing and signed by both Parties.

16.9Relationship of the Parties.  The Parties are independent contractors under this Agreement and nothing in this Agreement may be construed as creating a partnership, joint venture, or agency relationship between the Parties, or as granting either Party the authority to bind or contract any

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obligation in the name of the other Party or to make any statements, representations, warranties, or commitments on behalf of the other Party.

16.10Headings; Interpretation.  Sections, titles, and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation hereof.  Whenever required by the context, the singular term includes the plural, the plural term includes the singular, and the gender of any pronoun includes all genders.  As used in this Agreement except as the context may otherwise require, the words “include,” “includes,” “including,” and “such as” are deemed to be followed by “without limitation” or “but not limited to,” whether or not they are in fact followed by such words or similar words, and “will” and “shall” are used synonymously.  Except as expressly stated, any reference to “days” will be to calendar days, and “business day” means all days other than Saturdays, Sundays, or a national or local holiday recognized in the United States, any reference to “calendar month” will be to the month and not a 30 day period, and any reference to “calendar quarter” will mean the first three calendar months of the year, the fourth through sixth calendar months of the year, the seventh through ninth calendar months of the year, and the last three calendar months of the year.  Whenever the last day for the exercise of any right or the discharge of any obligation hereunder falls on, or any notice is deemed to be given on, a Saturday, Sunday, or national holiday, the Party having such right or obligation will have until 5:00 pm PST on the next succeeding business day to exercise such right or to discharge such obligation or the Party giving notice will be deemed to have given notice on the next succeeding business day.  No usage of trade, course of performance, or other regular practice between the Parties may be used to alter the terms and conditions of this Agreement.  Unless otherwise expressly provided in this Agreement, any agreement, instrument, or statute defined or referred to means such agreement, instrument, or statute as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

16.11Legal Compliance.  Nothing in this Agreement is intended, or should be interpreted, to prevent either Party from complying with, or to require a Party to violate, any applicable Law. Should either Party reasonably conclude that any portion of this Agreement is or may be in violation of a change in a Law made after the Effective Date, the Parties agree to negotiate in good faith written modifications to this Agreement as may be necessary to establish compliance with such changes, with any mutually agreed upon modifications added to this Agreement by written amendment in accordance with Section 16.8 of this Agreement.

16.12Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by PDF, facsimile, or other electronic transmission will be effective as delivery of a manually executed original counterpart of this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE KURA ONCOLOGY, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO KURA ONCOLOGY, INC. IF PUBLICLY DISCLOSED.

16.13Costs.  Except as expressly provided in this Agreement, each Party will pay its own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and any documents referred to in it.

16.14Further Assurances.  Each Party will execute and deliver such further documents and take such further actions as the other Party may reasonably request to evidence and implement the provisions and intent of this Agreement.

[SIGNATURES ON NEXT PAGE]

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SIGNATURE PAGE TO

MASTER COLLABORATION AGREEMENT

ILLUMINA		PARTNER

Illumina, Inc.		Kura Oncology, Inc.

By:	/s/ Joydeep Goswami	By:	/s/ Troy Wilson

Name:	Joydeep Goswami	Name:	Troy Wilson

Title:	SVP, Corp. Dev. & Str. Planning	Title:	President and Chief Executive Officer

Date:	04-Jan-2021	Date:	04-Jan-2021

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PROJECT SCHEDULE #1

This Project Schedule #1 is effective as of January 4, 2021 (the “PS Effective Date”) and is made between Illumina, Inc., a Delaware corporation (“Illumina”) and Kura Oncology, Inc., a Delaware corporation (“Partner”).  Illumina and Partner may be referred to each individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties have entered into a Master Collaboration Agreement, effective as of January 4, 2021 (the “Agreement”);

WHEREAS, this is the first Project Schedule under the Agreement.  The terms in this Project Schedule with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth herein, and if not defined herein, the meaning set forth in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Project Schedule Summary:

Development, Regulatory Approval, and Commercialization of a companion diagnostic using Illumina’s TruSight Oncology 500 tissue assay (as the Background Assay) for tipifarnib, a farnesyl transferase inhibitor (as the Partner Product) for use in the treatment of HRAS mutated Head and neck squamous cell carcinoma.

Table of Contents

1.	Overview
2.	Project Description
3.	IUO Assay Specifications
4.	Project Activities and Deliverables
5.	Timeline
6.	Project Budget
7.	Commercialization Plan

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1.	Overview

This Project Schedule describes the activities and Deliverables in connection with development of an IVD Assay for use with the Partner Product.  All activities will be performed using Commercially Reasonable Efforts.

Under this Project Schedule:

•	The Background Assay will be Illumina’s TruSight Oncology 500 tissue assay available as of the PS Effective Date;
•	The IUO Assay will be for use with the Partner Product, tipifarnib, a farnesyltransferase inhibitor for use in the treatment of HRAS mutated Head and neck squamous cell carcinoma (HNSCC).

Upon Regulatory Approval within a particular Market, the IUO Assay will become the IVD Assay in such Market.

***

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SIGNATURE PAGE TO

PROJECT SCHEDULE # 1

Illumina, Inc.		Kura Oncology, Inc.

By:	/s/ Joydeep Goswami	By:	/s/ Troy Wilson

Name:	Joydeep Goswami	Name:	Troy Wilson

Title:	SVP, Corp. Dev. & Str. Planning	Title:	President and Chief Executive Officer

Date:	04-Jan-2021	Date:	04-Jan-2021

88409090 v4